UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 1-K

ANNUAL REPORT

ANNUAL REPORT PURSUANT TO REGULATION A OF THE SECURITIES ACT OF 1933

For the fiscal year ended December 31, 2021

HC GOVERNMENT REALTY TRUST, INC.
(Exact name of issuer as specified in its charter)

I.R.S. Employment Identification Number: 81-1867397

Maryland	81-1867397
(State or other jurisdiction of incorporation or organization)	(I.R.S. No.)

390 S. Liberty Street, Suite 100 Winston-Salem, NC	27101
(Address of principal executive offices)	(Zip Code)

(336) 477-2535

Issuer’s telephone number, including area code

COMMON STOCK

(TITLE OF EACH CLASS OF SECURITIES ISSUED PURSUANT TO REGULATION A)

Part II

In this annual report, references to the “Company,” “we,” “us” or “our” or similar terms refer to HC Government Realty Trust, Inc., a Maryland corporation, together with its consolidated subsidiaries, including HC Government Realty Holdings, L.P., a Delaware limited partnership, which we refer to as our Operating Partnership. As used in this annual report on Form 1-K, an affiliate of, or person affiliated with, a specified person, is a person, who or which, directly or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, the person specified.

STATEMENTS REGARDING FORWARD-LOOKING INFORMATION

We make statements in this annual report on Form 1-K, or this annual report, that are forward-looking statements within the meaning of the federal securities laws. The words “believe,” “estimate,” “expect,” “anticipate,” “intend,” “plan,” “seek,” “may,” and similar expressions or statements regarding future periods are intended to identify forward-looking statements. These forward-looking statements involve known and unknown risks, uncertainties and other important factors that could cause our actual results, performance or achievements, or industry results to differ materially from any predictions of future results, performance or achievements that we express or imply in this annual report or in the information incorporated by reference in this annual report.

The forward-looking statements included in this annual report are based upon our current expectations, plans, estimates, assumptions and beliefs that involve numerous risks and uncertainties. Assumptions relating to the foregoing involve, among other things, judgments with respect to future economic, competitive and market conditions and future business decisions, all of which are difficult or impossible to predict accurately and many of which are beyond our control. Although we believe that the expectations reflected in such forward-looking statements are based on reasonable assumptions, our actual results and performance could differ materially from those set forth in the forward-looking statements. Factors that could have a material adverse effect on our operations and future prospects include, but are not limited to:

●	changes in economic conditions generally and in the real estate and securities markets specifically, including, without limitation, inflationary pressures and rising interest rates,
●	the ability of our management team to source, originate and acquire suitable investment opportunities,
●	our expectation that there will be opportunities to acquire additional properties leased to the United States of America,
●	our expectations regarding demand by the federal government for leased space,
●

the United States General Services Administration (the “GSA”) (acting for the United States as Tenant) renewing or extending one or more of the leases for one or more of our GSA Properties (as defined below), whether pursuant to early termination options or at lease-end, and if not renewed or extended that we will be successful in re-leasing the space,

●	the impact of changes in real estate needs and financial conditions of federal, state and local governments,
●	the continuing adverse impact of the novel coronavirus (COVID-19) on the United States, regional and global economies and our financial condition and results of operations,
●	acts of terrorism and other disasters that are beyond our control,
●

legislative or regulatory changes impacting our business or our assets, including changes to the laws governing the taxation of real estate investment trusts (“REITs”) and Securities and Exchange Commission (“SEC”) guidance related to Regulation A or the Jumpstart Our Business Startups Act (the “JOBS Act”),

●	our ability to raise equity or debt capital,
●	our compliance with applicable local, state and federal laws, including the Investment Advisers Act of 1940, as amended, the Investment Company Act of 1940, as amended, and other laws, or
●	changes to generally accepted account principles, or GAAP.

Any of the assumptions underlying forward-looking statements could be inaccurate. You are cautioned not to place undue reliance on any forward-looking statements included in this annual report on Form 1-K. All forward-looking statements are made as of the date of this annual report on Form 1-K and the risk that actual results will differ materially from the expectations expressed in this annual report on Form 1-K will increase with the passage of time. Except as otherwise required by the federal securities laws, we undertake no obligation to publicly update or revise any forward-looking statements after the date of this annual report on Form 1-K, whether as a result of new information, future events, changed circumstances or any other reason. In light of the significant uncertainties inherent in the forward-looking statements included in this annual report on Form 1-K, the inclusion of such forward-looking statements should not be regarded as a representation by us or any other person that the objectives and plans set forth in this annual report on Form 1-K will be achieved.

2

Item 1. Business

The Company

We are an internally-managed REIT, in the business of acquiring, developing, financing, owning and managing build-to-suit or improved-to-suit, single-tenant properties leased primarily to the United States of America and administered by the GSA or directly by the federal government agencies or departments occupying such properties (referred to as “GSA Properties”).  We invest primarily in GSA Properties with sizes ranging from 5,000 to 50,000 rentable square feet, and in their first lease term after original construction or renovation-to-suit. We generally intend to acquire GSA Properties that fulfill mission critical or citizen service functions. Leases associated with the GSA Properties in which our company invests are full faith and credit obligations of the United States of America.

Prior to March 14, 2019, we were externally managed by Holmwood Capital Advisors, LLC, a Delaware limited liability company (“HCA”).  On March 14, 2019, we provided notice of nonrenewal of our management agreement with HCA, and the management agreement with HCA terminated on March 31, 2020.  During the period between March 14, 2019 and March 31, 2020, we transitioned from being externally managed to a fully internally-managed company.  In connection with the termination of the management agreement with HCA, we paid HCA a termination fee of $1,645,453, which was comprised of $1,275,000 in cash and $370,453 in shares of common stock of the Company, at a per share price of $7.17, for a total of 51,667 shares.

As of the filing of this report, our portfolio consists of 27 GSA Properties, comprised of 23 GSA Properties that we own in fee simple, one GSA Property that we own subject to a ground lease and three GSA Properties for which we have all of the rights to the profits, losses, any distributed cash flow and all of the other benefits and burdens of ownership including for federal income tax purposes, each of which is leased to the United States. Our portfolio of GSA Properties (“Portfolio Properties”), which includes three properties acquired during the year ended December 31, 2021, contains approximately 508,092 rentable square feet located in 18 states.  Based on net operating income of our Portfolio Properties, our portfolio has a weighted average remaining lease term of 8.8 years if none of the early termination rights are exercised and 4.9 years if all of the early termination rights are exercised.

The GSA-leased, real estate asset class has a number of attributes that we believe will offer our stockholders significant benefits, including a highly creditworthy and very stable tenant base, long-term lease structures and low risk of tenant turnover. GSA leases are backed by the full faith and credit of the United States, and the GSA has never experienced a financial default. Payment of rents under GSA leases are funded through the Federal Buildings Fund and are not subject to direct federal appropriations, which can fluctuate with federal budget and political priorities. In addition to presenting reduced risk of default, GSA leases typically have long initial terms of ten to 20 years with renewal leases having terms of five to ten years, which limit operational risk. Upon renewal of a GSA lease, base rent typically is reset based on a number of factors at the time of renewal, including inflation and the replacement cost of the building, that we generally expect will increase over the life of the lease.

GSA-leased properties generally provide attractive investment opportunities but require specialized knowledge and expertise. Each U.S. government agency has its own customs, procedures, culture, needs and mission, which results in different requirements for its leased space. Furthermore, the GSA-leased sector is highly fragmented with a significant amount of non-institutional owners. Moreover, while there are a number of national real estate brokers that hold themselves out as having GSA-leased property expertise, there are no national or regional clearing houses for GSA-leased properties. Long-term relationships and specialized institutional knowledge regarding the agencies, their space needs and the hierarchy and importance of a property to its tenant agency are crucial to understanding which agencies and properties present the greatest likelihood of long-term agency occupancy, and, therefore, to identifying and acquiring attractive GSA-leased properties. Our portfolio is diversified among occupying agencies, including a number of the largest and most essential agencies, such as the Drug Enforcement Administration, the Federal Bureau of Investigation, the U.S. Citizenship and Immigration Services, the U.S. Social Security Administration and the Department of Veterans Affairs.

We operate as an umbrella partnership REIT (“UPREIT”), which means that we conduct substantially all of our business through our Operating Partnership for which we serve as the general partner.  Our GSA Properties are owned by us through single-purpose entities, 24 of which are wholly owned by our Operating Partnership and three of which are consolidated variable interest entities based upon management’s determination that the Operating Partnership has a variable interest in the entities and is the primary beneficiary. While we focus on investments in GSA Properties, in the future, we also may invest in state and local government, mission critical, single tenant properties or properties previously (but not exclusively) leased to the United States, the GSA or one or more occupying agencies.

We believe that in the long-term there will be a consistent flow of GSA Properties that meet our target investment criteria for acquiring, developing, leasing and managing properties, which we expect will enable us to continue to enhance our portfolio into the foreseeable future. We do not anticipate making acquisitions outside of the United States or its territories.

3

We primarily make direct acquisitions of GSA Properties, but we may also invest in GSA Properties through indirect investments, such as joint ventures, whereby we may own less than 100% of the beneficial interest therein; provided, that in such event, we will acquire at least 50% of the outstanding voting securities in the investment, or otherwise comply with SEC staff guidance regarding majority-owned subsidiaries so that the investment meets the definition of “majority-owned subsidiary” under the Investment Company Act of 1940, as amended.

Our Competitive Strengths

We believe that we benefit from the following competitive strengths:

High Quality Portfolio Leased to Mission-Critical U.S. Government Agencies

●

We own a portfolio of 27 GSA Properties, comprised of 23 GSA Properties that we own in fee simple, one GSA Property that we own subject to a ground lease and three GSA Properties for which we have all of the rights to the profits, losses, any distributed cash flow and all of the other benefits and burdens of ownership including for federal income tax purposes, each of which is leased to the United States. As of the date of this annual report on Form 1-K, based upon net operating income, the weighted average age of our Portfolio Properties is approximately 9.3 years[1], and the weighted average remaining lease term is approximately 8.8 years if none of the early termination rights are exercised and 4.9 years if all of the early termination rights are exercised.

●	All of our Portfolio Properties are occupied by agencies that serve mission-critical or citizen service functions.
●

Our Portfolio Properties generally meet our investment criteria, which target GSA Properties with sizes ranging between 5,000 to 50,000 rentable square feet and in their first lease term after original construction or renovation-to-suit.

Credit Quality of Tenant

●	Leases are full faith and credit obligations of the United States and, as such, are not subject to the risk of annual appropriations.
●	Leases typically include inflation-adjusted rent increases for certain property operating costs, which the Company believes will mitigate expense variability.

Strategic Opportunities and Investment Strategy

We believe there is a significant opportunity to acquire and build a portfolio consisting of high-quality GSA Properties at attractive risk-adjusted returns. We invest in GSA Properties primarily with sizes ranging from 5,000 to 50,000 rentable square feet, and in their first lease term after original construction or renovation-to-suit. We generally intend to acquire GSA Properties that fulfill mission critical or citizen service functions. Leases associated with the GSA Properties in which our Company invests are full faith and credit obligations of the United States of America.

We believe the subset of GSA Properties on which we focus is highly fragmented and often overlooked by larger investors, which can provide opportunities for us to buy at more attractive pricing compared to other properties within the asset class. We also believe selection based on agency function, building use and location will help to mitigate risk of non-renewal. While we intend to focus on this subset of GSA Properties, we are not limited in the properties in which we may invest. We have the flexibility to expand our investment focus as market conditions may dictate, subject to broad investment policies adopted by our Board, as may be amended by the Board from time to time.

______________________________

1 The weighted-average age of the properties in our portfolio is based on the later of (i) the date upon which the property was built or (ii) the date upon which the property was fully renovated.

4

Description of Our Properties

The following table presents an overview of our properties as of December 31, 2021:

Property	Current Occupant	Rentable Sq. Ft (RSF)	% of Portfolio [1]	% Leased	Early Termination [2]	Expiration Date	Effective Annual Rent	Effective Annual Rent per RSF	Effective Annual Rent % of Portfolio
Our Operating Properties
Port Saint Lucie, Florida	DEA	24,858	4.9%	100%	5/31/2022	5/31/2027	$585,095	$23.54	3.7%
Jonesboro, Arkansas	SSA	16,439	3.2%	100%	1/11/2022	1/11/2027	$627,513	$38.17	4.0%
Lorain, Ohio	SSA	11,607	2.3%	100%	3/31/2021	3/31/2024	$389,832	$33.59	2.5%
Cape Canaveral, Florida	CBP	14,704	2.9%	100%	7/15/2022	7/15/2027	$687,370	$46.75	4.3%
Johnson City, Tennessee	FBI	10,115	2.0%	100%	8/20/2022	8/20/2027	$401,807	$39.72	2.5%
Fort Smith, Arkansas	CIS	13,816	2.7%	100%	10/30/2024	10/30/2029	$435,465	$31.52	2.7%
Silt, Colorado	BLM	18,813	3.7%	100%	9/30/2024	9/30/2029	$391,968	$20.83	2.5%
Lakewood, Colorado	DOT	19,241	3.8%	100%	No Early Termination	6/20/2024	$471,711	$24.52	3.0%
Moore, Oklahoma	SSA	15,445	3.0%	100%	4/9/2022	4/9/2027	$535,233	$34.65	3.4%
Lawton, Oklahoma	SSA	9,298	1.8%	100%	8/16/2020	8/16/2025	$213,554	$22.97	1.3%
Norfolk, Virginia	SSA	53,917	10.6%	100%	No Early Termination	6/26/2027	$1,430,664	$26.53	9.0%
Montgomery, Alabama	CIS	21,420	4.2%	100%	12/8/2026	12/8/2031	$588,598	$27.48	3.7%
San Antonio, Texas	ICE	38,756	7.6%	100%	4/30/2022	4/30/2027	$1,103,088	$28.46	6.9%
Knoxville, Iowa	VA	16,731	3.3%	100%	No Early Termination	1/11/2032	$691,742	$41.34	4.4%
Champaign, Illinois	FBI	11,180	2.2%	100%	4/12/2028	4/12/2033	$374,134	$33.46	2.4%
Sarasota, Florida	USDA	28,210	5.6%	100%	7/19/2028	7/19/2038	$925,178	$32.80	5.8%
Monroe, Louisiana	VA	21,124	4.2%	100%	No Early Termination	9/30/2023	$754,361	$35.71	4.7%
Ft. Lauderdale, Florida	ICE	16,000	3.2%	100%	4/9/2028	4/9/2033	$707,143	$44.20	4.4%
Lawrence, Kansas	USGS	16,000	3.2%	100%	No Early Termination	2/28/2033	$598,606	$37.41	3.8%
Oklahoma City, Oklahoma	ICE	16,991	3.3%	100%	12/27/2028	12/27/2033	$489,280	$28.80	3.1%
Birmingham, Alabama	ICE	12,470	2.4%	100%	10/31/2034	10/31/2039	$453,414	$36.36	2.9%
Columbia, South Carolina	DEA	19,368	3.8%	100%	8/4/2030	8/4/2035	$594,324	$30.69	3.7%
Lakewood, Washington	ICE	9,567	1.9%	100%	2/27/2029	2/27/2034	$467,407	$48.86	2.9%
Portland, Maine	CIS	15,500	3.1%	100%	6/7/2031	6/7/2036	$494,941	$31.93	3.1%
Van Buren, Missouri	NPS	16,000	3.2%	100%	1/21/2030	1/21/2035	$366,391	$22.90	2.3%
Houston, Texas	SSA	21,019	4.1%	100%	2/21/2030	2/21/2035	$591,531	$28.14	3.7%
Total - Our Operating Properties		488,589	96.2%	100%			$15,370,350	$31.46	96.7%
Our Development Property
Boise, Idaho	CIS / Non-GSA	19,503	3.8%	100%	12/1/2037 [3]	12/1/2042 [3]	$522,102	$26.77	3.3%
Total - Our Development Property		19,503	3.8%	100%			$522,102	$26.77	3.3%
Total - Our Portfolio		508,092	100.0%	100%			$15,892,452	$31.28	100.0%

1 By rentable square footage.

2 The early termination date, if any, for each lease generally represents the commencement of the time period during which our tenant may exercise its right to terminate the lease, in whole or in part, at any time effective on or after such date by providing us with sufficient prior written notice.  The prior written notice required for early termination under each lease ranges from 60 to 180 days. If our tenant exercises its early termination rights with respect to any lease, we cannot guarantee that we will be able to re-lease the premises on comparable terms, if at all. The lease expiration date is the date the applicable lease will terminate if the early termination is not exercised or if no early termination right exists.

3 Early termination date and lease expiration date are based on the estimated development project completion.

5

Item 2. Management’s Discussion and Analysis of Financial Condition and Results of Operations

Overview

We are a real estate investment trust, or REIT, in the business of acquiring, developing, financing, owning and managing build-to-suit or improved-to-suit, single-tenant properties leased primarily to the United States of America and administered by the GSA or directly by the federal government agencies or departments occupying such GSA Properties.  We invest primarily in GSA Properties with sizes that range from 5,000 to 50,000 rentable square feet, and in their first lease term after original construction or renovation-to-suit.  We further emphasize GSA Properties that fulfill mission critical or direct citizen service functions.  Leases associated with the GSA Properties in which our company invests are full faith and credit obligations of the United States of America.  We intend to grow our portfolio primarily through acquisitions of single-tenant, federal government-leased properties; although, we have elected, and may continue to elect, to develop, or joint venture with others in the development of, competitively bid, built-to-suit, single-tenant, federal government-leased properties, or buy facilities that are leased to credit-worthy state or municipal tenants.

As of December 31, 2021, our portfolio consisted of  27 GSA Properties, comprised of 23 GSA Properties that we own in fee simple, one GSA Property that we own subject to a ground lease and three GSA Properties for which we have all of the rights to the profits, losses, any distributed cash flow and all of the other benefits and burdens of ownership including for federal income tax purposes, each of which is leased to the United States. Our Portfolio Properties contain approximately 508,092 rentable square feet located in 18 states. As of December 31, 2021, our Portfolio Properties are 98% leased to the United States of America and occupied by 12 different federal government agencies. Based on net operating income of each property, our portfolio has a weighted average remaining lease term of 8.8 years if none of the early termination rights are exercised and 4.9 years if all of the early termination rights are exercised.

Our Operating Partnership, through wholly-owned special purpose entities, or SPEs, holds substantially all of our assets and conducts substantially all of our business. As of December 31, 2021, we owned approximately 54.2% of the aggregate common limited partnership interests in our Operating Partnership, or common units. We also own all of the preferred limited partnership interests in our Operating Partnership.  We were formed in 2016 as a Maryland corporation and we have elected to be taxed as a REIT for federal income tax purposes commencing with our fiscal year ended December 31, 2017.

Operating Results

For the year ended December 31, 2021

At December 31, 2021, we owned 24 properties and all of the rights to the profits, losses, any distributed cash flow and all of the other benefits and burdens of ownership including for federal income tax purposes for three other properties. Our portfolio comprises 508,092 rentable square feet located in 18 states and is 98% leased to the United States and either administered by the GSA or occupying department or agency.

During the year ended December 31, 2021, we earned revenues of $14,880,680 and incurred operating costs of $4,520,583. Our net operating income was $10,360,097 and our net loss was $7,192,548 for the year ended December 31, 2021. Our net loss attributed to our common stockholders was $5,184,771 after allocating $4,176,602 of the Company’s net loss to the noncontrolling interest in our Operating Partnership and after deducting preferred stock dividends of $2,168,825.

For the year ended December 31, 2020

At December 31, 2020, we owned 21 properties and all of the rights to the profits, losses, any distributed cash flow and all of the other benefits and burdens of ownership including for federal income tax purposes for three other properties. As of December 31, 2020, our portfolio comprised 447,672 rentable square feet located in 16 states and was 100% leased to the United States and either administered by the GSA or occupying department or agency.

During the year ended December 31, 2020, we earned revenues of $13,074,121 and incurred operating costs of $3,878,851. Our net operating income was $9,195,270 and our net loss was $6,924,575 for the year ended December 31, 2020. Our net loss attributed to our common stockholders was $4,933,550 after allocating $3,810,216 of the Company’s net loss to the noncontrolling interest in our Operating Partnership and after deducting preferred stock dividends of $1,819,191.  See Item 6. Other Information – Revisions to Consolidated Financial Statements as of and for the year ended December 31, 2020 below.

6

Calculating Net Operating Income

We believe that our net operating income, or NOI, a non-GAAP measure, is a useful measure of our operating performance. We define NOI as total property revenues less total property operating expenses, excluding depreciation and amortization, interest expense, and asset management fees. Other REITs may use different methodologies for calculating NOI, and accordingly, our NOI may not be comparable to the NOI of other REITs. We believe that NOI as we calculate it, provides a useful measure of operating performance not immediately apparent from GAAP operating income or net income. We use NOI to evaluate our performance on a property-by-property basis, because NOI more meaningfully reflects the core operations of our properties as well as their performance by excluding items not related to property operating performance and by capturing trends in property operating expenses. However, NOI should only be used as an alternative measure of our financial performance.

The following table reflects a reconciliation of NOI to net loss as computed in accordance with GAAP for the periods presented.

	For the year ended December 31,
		(Revised)
	2021	2020

Revenues	$14,880,680	$13,074,121
Less:
Operating expenses	4,261,391	3,639,752
Property management fee	259,192	239,099
Total expenses	4,520,583	3,878,851

Net operating income	10,360,097	9,195,270
Less:
Asset management fee	-	124,359
Corporate expenses	1,958,993	2,006,162
Depreciation and amortization	5,857,818	5,005,624
Interest expense	8,754,265	8,143,751
Equity-based compensation	981,569	839,949
Net loss	(7,192,548)	(6,924,575)
Less: Net loss attributable to noncontrolling interest	(4,176,602)	(3,810,216)
Net loss attributed to HC Government Realty Trust, Inc.	(3,015,946)	(3,114,359)
Less: Preferred stock dividends	(2,168,825)	(1,819,191)
Net loss attributed to HC Government Realty Trust, Inc. available to common shareholders	$(5,184,771)	$(4,933,550)

Liquidity and Capital Resources

Our business model is intended to drive growth through acquisitions. Our Credit Facility (as defined below) and Series C Offering (as defined below) provided us with liquidity through both debt and equity investments. These debt and equity resources enabled us to refinance our existing debt and provided us with additional capital to continue pursuing our investment strategy. Access to the capital markets is an important factor for our continued success. In November 2019, our common stock offering pursuant to Regulation A (the “Regulation A Offering”) expired and we did not file a post-qualification amendment to extend the Regulation A Offering.  In August 2020, we raised $90,000,000 in gross proceeds from our Series C Offering, and we may raise additional capital in the future to acquire and develop GSA Properties or buy facilities that are leased to credit-worthy state or municipal tenants. However, we cannot make assurances that we will be able to raise additional capital on acceptable terms, or at all.  As of December 31, 2021, we had approximately $2,889,654 available in cash and cash equivalents.

Liquidity Generally

Our need for liquidity will be primarily to fund (i) operating expenses and cash dividends and distributions; (ii) property acquisitions; (iii) capital expenditures and development projects; (iv) payment of principal of, and interest on, outstanding indebtedness; and (v) other investments, consistent with the investment guidelines and investment policies adopted by our Board.

As of the date of this annual report on Form 1-K, we have one GSA Property under development which will require approximately $2,300,000 of funding through borrowings on our Credit Facility.

7

Capital Resources

Our capital resources are substantially related to (i) the Credit Facility and (ii) the Series C Offering.

On August 14, 2020, the Company completed the sale and issuance of 3,600,000 shares of the Company’s 7.00% Series C Cumulative Redeemable Preferred Stock (the “Series C Preferred Stock”) to qualified investors in a private offering pursuant to exemptions from registration provided by Section 4(a)(2) of the Securities Act of 1933, as amended (the “Securities Act”), and Regulation D promulgated thereunder, for an aggregate purchase price of $90,000,000 (the “Series C Offering”). After deducting a placement agent fee of $2,835,000, net proceeds to the Company from the Series C Offering were $87,165,000.  On August 14, 2020, the Company used $21,846,295 and $62,100,000 of the net proceeds from the Series C Offering to repay all outstanding mezzanine debt and amounts outstanding under the Credit Facility, respectively, as of such date.

In December 2021, the Company, through its Operating Partnership, amended and restated its senior revolving credit facility (as amended, the “Credit Facility”) with KeyBanc Capital Markets, Inc., as sole bookrunner and lead arranger, and KeyBank National Association, as syndication agent and administrative agent.  The Credit Facility has total availability of up to $100,000,000, subject to customary terms and availability conditions.  The Credit Facility includes an accordion feature that will permit the Operating Partnership to further increase the commitments available to the Operating Partnership to up to $200,000,000, subject to customary terms and conditions.  The Company intends to use the Credit Facility to repay certain indebtedness, fund acquisitions and capital expenditures and provide working capital.

As of December 31, 2021, we had borrowed approximately $29,000,000, with approximately $71,000,000 committed and undrawn, and approximately $50,680,000 of availability for borrowing under our Credit Facility.

Trend Information

Our Company, through our Operating Partnership, is engaged primarily in the acquisition, development, leasing and disposition of single-tenanted, mission critical or customer facing properties, leased to the United States of America. As full faith and credit obligations of the United States, these leases offer risk-adjusted returns that are attractive, inasmuch as there continues to be no directly comparable credit quality in the marketplace.

While there can be no assurance, we believe our Credit Facility and the proceeds of the Series C Offering will support our Company’s growth strategy, provide liquidity to recruit and retain qualified personnel, and enhance purchasing power for goods and services in connection with the operation of our Portfolio Properties for the near term.

We are not aware of any material trends, uncertainties, demands, commitments or events, favorable or unfavorable, other than the effect of national economic conditions, such as inflationary pressures and rising interest rates, and the impact of the COVID-19 pandemic on real estate generally, that may reasonably be anticipated to have a material effect on our revenue or income from continuing operations, profitability, liquidity or capital resources, or that would cause our reported financial information to not necessarily to be indicative of future operating results or our financial condition.

8

Item 3. Directors and Officers

The individuals listed below are our executive officers and directors. The following table and biographical descriptions set forth certain information with respect to such executive officers and directors:

Name	Position	Age	Term of Office
Steven A. Hale II	Chairman and Chief Executive Officer (1)	38	March 2019
Jacqlyn Piscetelli	Chief Financial Officer, Treasurer and Secretary	38	March 2019
John W. Braswell	Chief Operating Officer	52	January 2022
Philip Perry	President	41	January 2022
Brad G. Garner	Director	39	March 2019
Jeffrey S. Stewart	Director	54	March 2019
Anthony J. Sciacca, Jr.	Director	51	September 2019
John Linker	Director	46	March 2022

(1) Mr. Hale previously also served as our President from August 2020 until the appointment of Philip Perry as president in January 2022.

Steven A. Hale II. Mr. Hale has managed the Hale Partnership Fund LP, MGEN-II Hale Fund LP, Clark-Hale Fund LP, and Hale Medical Office Building Fund, LP, via Hale Partnership Capital Management, LLC (“HPCM”), since September 2010. In November 2017, Mr. Hale was named Chairman of the Board for Stanley Furniture Company, Inc. (since renamed HG Holdings, Inc.). He has served as Chief Executive Officer of HG Holdings, Inc. since March 2018. Prior to founding HPCM, Mr. Hale worked for Babson Capital Management, LLC where he was responsible for primary coverage of distressed debt investments across a variety of industries including manufacturing commercial real estate, services, and casinos/gaming. Prior to joining Babson, Mr. Hale was a Leveraged Finance Analyst at Bank of America Securities. Mr. Hale graduated from Wake Forest University in 2005, where he majored in economics, minored in psychology and religion, and was a three-year letterman on the varsity football team.

Jacqlyn Piscetelli. Ms. Piscetelli served as Chief Financial Officer of Stanley Furniture Company, LLC (“Stanley Furniture”) from March 2018 until January 2019 where she directed all finance and accounting operations. Prior to joining Stanley Furniture, Ms. Piscetelli served as the Financial Executive – Governance for the Financial Management group at BB&T Corporation (“BB&T”) from 2016 to 2018 where she managed BB&T’s Sarbanes-Oxley Section 302 and 404 compliance programs. From 2013 to 2016, Ms. Piscetelli worked in BB&T’s Accounting Policy group where she was primarily responsible for monitoring the issuance of new accounting pronouncements and evaluating their impact on the financial institution. Ms. Piscetelli spent over 7 years in public accounting at Ernst & Young LLP (“EY”) in their Assurance practice. At EY, she served both public and private clients with domestic and foreign operations across a variety of industries including manufacturing and distribution, automotive, retail and financial services. Ms. Piscetelli graduated from Wake Forest University in 2006 with a B.S. and M.S. in Accountancy.

John W. Braswell. Mr. Braswell served as Senior Vice President of Development for Rooker from October 2009 until December 2021 where he was responsible for the relationship management with GSA Contracting Officers, tenant agencies, GSA vendors, and GSA project managers. He led research and due diligence of GSA development opportunities by conducting site studies for properties to determine project viability. Mr. Braswell was also heavily involved in the development processes from start to completion of projects.  Prior to joining Rooker, Mr. Braswell was the managing member of LBA Properties and created new lines of GSA development business for LBA including a commercial construction company and property management division. Mr. Braswell spent approximately 10 years as owner of a design firm and developing for GSA, which began in 1999. Under the company name Sturncor, Mr. Braswell developed institutionalized processes for the design, development and construction of state and federally occupied assets. In 1988, Mr. Braswell joined Barnes and Ritchie Architects and worked his way to lead project manager for the firm, where he remained for 10 years before beginning to develop real estate.

Philip Perry. Mr. Perry served as Vice President of Real Estate Development for Rooker from February 2015 until December 2021 where he was responsible for the procurement and development of all government development. Prior to joining Rooker, Mr. Perry was managing director at Studley, Inc. (now Savills) from 2008 until 2015 where he managed the GSA National Broker Contracts in Region 4, managing hundreds of GSA lease procurements directly and via oversight of Studley’s small business subcontractors. Mr. Perry spent approximately 3 years in public accounting at PricewaterhouseCoopers (“PwC”) in their Assurance practice. At PwC, he served primarily private clients across a variety of industries including manufacturing, retail, professional sports, and broadcasting.  Mr. Perry graduated from Georgia Tech in 2003, where he majored in Business Management, and was a four-year letterman on the baseball team. Mr. Perry received his MBA from Georgia Tech in 2005.

9

Brad G. Garner. Mr. Garner joined HPCM in 2015 as Chief Financial Officer and Partner. In April 2018, Mr. Garner was named Chief Financial Officer of HG Holdings, Inc. (formerly Stanley Furniture Company, Inc.). Mr. Garner leads real estate efforts and private equity investments for the Hale entities. He also served as Chief Financial Officer of Best Bar Ever, Inc., a protein bar business from 2015 to 2017. Mr. Garner assisted in raising and structuring a capital investment and successful exit to a strategic partner while overseeing all financial reporting functions during a two-year time horizon. Prior to taking on that role, he spent ten years in public accounting at Dixon Hughes Goodman LLP (“DHG”), the largest public accounting firm headquartered in the Southeast, as a Senior Tax Manager. At DHG, he served domestic closely held companies (specifically pass-through entities) and individuals. These clients represented a variety of industries including manufacturing and distribution, construction and real estate, and financial institutions. Mr. Garner earned a B.S. and M.S. in Accounting from Wake Forest University in 2006.

Jeffrey S. Stewart. Mr. Stewart has been the Chairman of the Foursquare Foundation Investment Committee since 2008. Mr. Stewart also currently sits on Morgan Stanley’s North Haven Credit Advisory Board. Mr. Stewart is a highly experienced portfolio manager with 24 years of experience investing and researching debt and equity, including equity research at Interstate/Johnson Lane, a financial services company, fixed income at First Union National Bank, and portfolio management at Babson Capital Management, LLC. Mr. Stewart started his career as a United States Marine in 1985. Three time meritoriously promoted, he was awarded a NROTC scholarship in 1988 and attended UNC Chapel Hill, where he received a BSBA with a concentration in finance and a minor in history with distinction.

Anthony J. Sciacca, Jr. Mr. Sciacca served as Head of Global Alternative Investments at Barings Real Estate Advisers LLC (now known as Babson Capital Management LLC). Mr. Sciacca was responsible for overseeing the group's investment activities across private equity, asset-based investments, and real assets. He served as the Head of Barings Alternative Investments at Barings LLC. Previously, he served as a Managing Director, Head of Babson Capital Strategic Investors and Head of Global Business Development Group at Babson. In this capacity, he drove business development initiatives across Babson's investment strategies from fixed income to alternative asset markets and oversaw the management of Babson's institutional and retail relationships globally. He joined Babson in 2006. He also led the middle-market bank loan business at Babson’s U.S. bank loan team. Mr. Sciacca was also a member of Babson’s Senior Management Team and the President of Babson Capital Securities. He was a Managing Director and the Head of Structured Credit Origination for the collateralized loan obligation and corporate collateralized debt obligation businesses at Wachovia Securities. Mr. Sciacca was employed at Wachovia Securities from April 2002 to April 2006. Before that, he was a Managing Director at Bear, Stearns & Co. where he was a structured credit market specialist. Mr. Sciacca was an Associate Director at Bank of America from October 1996 to September 2000. He served as a Consultant at Accenture from September 1993 until October 1996. He also worked in middle market senior lending as well as financial services consulting with Accenture. Mr. Sciacca serves as a member of the Board of Managers of Cornerstone Real Estate Advisors LLC. He has worked in the industry since 1993 and his industry experience encompasses private equity, middle market finance and structured credit. He received a B.S. degree in Applied Economics from Cornell University in 1993.

John Linker. Mr. John R. Linker was appointed Executive Vice President and Chief Financial Officer (CFO) of Serta Simmons Bedding, LCC effective April 2022.  Previously, Mr. Linker served as Executive Vice President and CFO at JELD-WEN Holding, Inc, from November 2018 to March 2022.  At JELD-WEN, he also served as Senior Vice President of Corporate Development and Investor Relations from 2015 until 2018 and as Treasurer from 2012 to 2015.  While at JELD-WEN, John led 15 acquisitions, coordinated the company’s initial public offering and subsequent secondary offerings, led several debt refinancings, and built a high-performing finance team.  Prior to joining JELD-WEN, Mr. Linker held the position of Director, Mergers and Acquisitions for the Aerospace Systems division of United Technologies Corporation and its predecessor, Goodrich Corporation, from 2008 to 2012. Mr. Linker began his career in investment banking for Wells Fargo and consulting for Accenture PLC. Mr. Linker holds a B.A. in Economics and International Studies from Duke University and an M.B.A. from The Fuqua School of Business at Duke University.

10

Executive Compensation

The following table summarizes compensation to our executive officers for the years ended December 31, 2021 and 2020, respectively:

Name	Year	Salary	Equity Awards	Total Compensation

Steven A. Hale II	2021	$225,000	$225,005	$450,005
Chairman of the Board of Directors, Chief Executive Officer and Past President	2020	$225,000	$2,062,574	$2,287,574
Jacqlyn Piscetelli	2021	$150,000	$100,000	$250,000
Chief Financial Officer	2020	$150,000	$314,832	$464,832

On December 31, 2021, the Company granted 24,404 long-term incentive plan units in the Operating Partnership (“LTIP Units”) to Mr. Hale and 10,846 LTIP Units to Ms. Piscetelli, which vested immediately upon the grant date.  The fair value of the grant on December 31, 2021 was $9.22 per share, the estimated fair value per share of the Company’s common stock as of June 30, 2021.

On December 21, 2020, the Company granted an aggregate of 221,069 LTIP Units to Mr. Hale and 33,744 LTIP Units to Ms. Piscetelli. Of the total 221,069 LTIP Units granted to Mr. Hale, 24,116 LTIP Units vested immediately upon the grant date and 196,953 LTIP Units vest over five years.  Of the total 33,744 LTIP Units granted to Ms. Piscetelli, 10,718 LTIP Units vested immediately upon the grant date and 23,026 LTIP Units vest over two years.  The fair value of the grant on December 21, 2020 was $9.33 per share, the estimated net asset value per share of the Company’s common stock as of June 30, 2020.

Director Compensation

In each of 2021 and 2020, the Company granted $42,000 of share-based compensation in the form of restricted shares of our common stock to certain of our non-employee directors.  The 2021 grant will vest on December 31, 2022 and the 2020 grant vested on December 21, 2021.

A description of our 2016 Equity Incentive Plan is incorporated by reference herein from the post-qualification amendment to our Offering Statement on Form 1-A located at: https://www.sec.gov/Archives/edgar/data/1670010/000165495418012065/hcgov_1apos.htm under the caption “COMPENSATION OF DIRECTORS AND EXECUTIVE OFFICERS— HC Government Realty Trust 2016 Long Term Incentive Plan.”

Item 4. Security Ownership of Management and Certain Security Holders

The table below sets forth, as of the filing of this report, certain information regarding the beneficial ownership of our stock for (1) each person who is the beneficial owner of 10% or more of our outstanding shares of any class of voting stock and (2) each of our directors and executive officers as a group, individually naming each director or executive officer who is the beneficial owner of 10% or more of our outstanding shares of any class of voting stock. Each person named in the table has sole voting and investment power with respect to all of the shares of common stock shown as beneficially owned by such person.

The SEC has defined “beneficial ownership” of a security to mean the possession, directly or indirectly, of voting power and/or investment power over such security. A stockholder is also deemed to be, as of any date, the beneficial owner of all securities that such stockholder has the right to acquire within 60 days after that date through (1) the exercise of any option, warrant or right, (2) the conversion of a security, (3) the power to revoke a trust, discretionary account or similar arrangement or (4) the automatic termination of a trust, discretionary account or similar arrangement. In computing the number of shares beneficially owned by a person and the percentage ownership of that person, our shares of common stock subject to options or other rights (as set forth above) held by that person that are exercisable as of the filing of this report or will become exercisable within 60 days thereof, are deemed outstanding, while such shares are not deemed outstanding for purposes of computing percentage ownership of any other person.

11

Title of Class	Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership	Amount and Nature of Beneficial Ownership Acquirable	Percent of Class
Common Stock	All Executive Officers and Directors[1]	50,192 Shares	N/A	3.2%
Common Stock	HG Holdings, Inc.[2]	300,000 Shares	N/A	19.1%
Series B Preferred Stock	All Executive Officers and Directors[1]	1,275,000 Shares	N/A	55.4%
Series B Preferred Stock	Steven A. Hale II [4]	1,275,000 Shares	N/A	55.4%
Series B Preferred Stock	Hale Partnership Capital Management [2,6]	1,275,000 Shares	N/A	55.4%
Series B Preferred Stock	HG Holdings, Inc.[2]	1,025,000 Shares	N/A	44.6%
Series B Preferred Stock	The Vanderbilt University[7]	500,000 Shares	N/A	21.7%
Series B Preferred Stock	Hale Government Building Fund, LP [5]	425,000 Shares	N/A	18.5%
Series B Preferred Stock	International Church of the Foursquare Gospel[8]	250,000 Shares	N/A	10.9%
Series C Preferred Stock	Equitrust Life Insurance Company[9]	800,000 Shares	N/A	22.2%

[1]	The address of each beneficial owner is 390 S Liberty Street, Suite 100, Winston-Salem, NC 27101.
[2]	The address of HG Holdings, Inc. and HPCM is 2115 E. 7th Street, Suite 101, Charlotte, NC 27804.
[3]	Includes the shares of Series B Preferred Stock directed by Hale Partnership Capital Management ( HPCM ).
[4]	Includes all shares of the Series B Preferred Stock that Steven A. Hale II controls directly or indirectly through affiliated entities of which Steven A. Hale II disclaims beneficial ownership.
[5]	The address of Hale Government Building Fund, LP is 3675 Marine Drive, Greenville, NC 27834.
[6]

HPCM serves as investment manager or adviser to commingled funds, group trusts and separate accounts (such investment companies, funds, trusts and accounts, collectively referred to as the Funds ). In certain cases, HPCM may act as an adviser or sub-adviser to certain Funds. In its role as investment adviser, sub-adviser and/or manager, HPCM may possess voting and/or investment power over the securities of the Company owned by the Funds and may be deemed to be the beneficial owner of these shares. However, all securities reported on the table are owned by the Funds, and HPCM disclaims beneficial ownership of all of the shares shown. HPCM's shares include 500,000 shares beneficially owned by The Vanderbilt University, 425,000 shares beneficially owned by Hale Government Building Fund, LP and 250,000 shares beneficially owned by International Church of the Foursquare Gospel, over which HPCM maintains voting control.

[7]	The address of The Vanderbilt University is 2100 West End Ave, Nashville, TN 37203.
[8]	The address of International Church of the Foursquare Gospel is 1910 W. Sunset Boulevard, Suite 200, Los Angeles, CA 90026.
[9]	The address of Equitrust Life Insurance Company is 222 W Adams Street, Suite 2150, Chicago, IL 60606.

Item 5. Interest of Management and Others in Certain Transactions

Series B Preferred Stock Issuances

In April 2020, the Company issued a total of 350,000 shares of its 10.00% Series B Cumulative Convertible Preferred Stock (the “Series B Preferred Stock”) to HG Holdings, Inc., for total proceeds of $3,500,000, to partially finance the acquisition of the property located in Birmingham, Alabama.

In June 2020, the Company issued 475,000 shares of its Series B Preferred Stock to HG Holdings, Inc., for total proceeds of $4,750,000, to partially finance the acquisition of the property located in Columbia, South Carolina.

In December 2020, the Company issued 45,000 shares of its Series B Preferred Stock to an investor affiliated with HPCM, for total proceeds of $450,000, to partially fund the development project of the property located in Portland, Maine.

In September 2021, the Company issued 250,000 shares of its Series B Preferred Stock to an investor affiliated with HPCM for total proceeds of $2,500,000, to partially fund the development of the property located in Boise, Idaho.

Predecessor Payables

Our Company had outstanding payables to our predecessor for various expenses paid on our behalf by our predecessor in the amount of $408,514. As of the date of this annual report on Form 1-K, this amount remains outstanding.

12

Item 6. Other Information

Revisions to Consolidated Financial Statements as of and for the year ended December 31, 2020

In December 2021, the Company’s management identified certain errors made with respect to the Company’s historical consolidated financial statements beginning with the period from May 26, 2017 (the date of the contribution transaction between Holmwood Capital, LLC and the Operating Partnership) to December 31, 2020.  In our capacity as the general partner of the Operating Partnership, we incur various operating costs and general administrative expenses on behalf of and for the benefit of the Operating Partnership.  The Agreement of Limited Partnership, as amended, of the Operating Partnership requires that the Operating Partnership reimburse the general partner for all of its operating costs and general administrative expenses.  Prior to 2021, the reimbursement of our operating costs and general administrative expenses were not appropriately reflected as expenses of or reimbursements from the Operating Partnership.  We evaluated the materiality of these errors based on an analysis of quantitative and qualitative factors and do not believe such errors had a material impact on an investor’s understanding of the Company’s historical consolidated financial condition or results of operations. The Company has revised its consolidated financial statements as of and for the year ended December 31, 2020 to correct such errors.  Accordingly, the net loss attributed to the Company available to common shareholders was overstated and the net loss attributable to noncontrolling interest in the Operating Partnership was understated.  In addition, additional paid-in capital and accumulated deficit of the Company was understated and noncontrolling interest in the Operating Partnership was overstated.  There was no impact on the consolidated net loss, total equity or cash flows of the Company.  The effects of such revisions are as follows:

Consolidated Statement of Changes in Stockholders' Equity

	Preferred Stock	Common Stock	Additional Paid-		Accumulated	Cumulative	Total Stockholders'	Noncontrolling Interest in Operating	Total
	Par Value	Par Value	in Capital	Offering Costs	Deficit	Dividends	Equity	Partnership	Equity
Balance, December 31, 2019 (previously reported)	$1,324	$1,438	$24,463,133	$(1,459,479)	$(9,324,626)	$(3,478,926)	$10,202,864	$4,752,606	$14,955,470
Allocation of NCI in operating partnership adjustment	-	-	1,337,415	-	-	-	1,337,415	(1,337,415)	-
Net loss adjustment	-	-	-	-	3,621,764	-	3,621,764	(3,621,764)	-
Balance, December 31, 2019 (revised)	1,324	1,438	25,800,548	(1,459,479)	(5,702,862)	(3,478,926)	15,162,043	(206,573)	14,955,470

	Preferred Stock	Common Stock	Additional Paid-		Accumulated	Cumulative	Total Stockholders'	Noncontrolling Interest in Operating	Total
	Par Value	Par Value	in Capital	Offering Costs	Deficit	Dividends	Equity	Partnership	Equity
Balance, December 31, 2020 (previously reported)	2,081	1,561	30,751,943	(1,271,266)	(13,092,046)	(6,143,463)	10,248,810	2,242,990	12,491,800
Allocation of NCI in operating partnership (2019 adjustment)	-	-	1,337,415	-	-	-	1,337,415	(1,337,415)	-
Net loss (2019 adjustment)	-	-	-	-	3,621,764	-	3,621,764	(3,621,764)	-
Balance, December 31, 2020 (prior to 2020 adjustments)	2,081	1,561	32,089,358	(1,271,266)	(9,470,282)	(6,143,463)	15,207,989	(2,716,189)	12,491,800
Allocation of NCI in operating partnership (2020 adjustment)	-	-	502,109	-	-	-	502,109	(502,109)	-
Net loss (2020 adjustment)	-	-	-	-	653,061	-	653,061	(653,061)	-
Balance, December 31, 2020 (revised)	$2,081	$1,561	$32,591,467	$(1,271,266)	$(8,817,221)	$(6,143,463)	$16,363,159	$(3,871,359)	$12,491,800

For the year ended December 31, 2020	(Previously Reported)		(Revised)
	December 31, 2020	Adjustments	December 31, 2020
Consolidated Statement of Operations
Net loss	$(6,924,575)	$-	$(6,924,575)
Less: Net loss attributable to noncontrolling interest in operating partnership	(3,157,155)	(653,061)	(3,810,216)
Net loss attributed to HC Government Realty Trust, Inc.	(3,767,420)	653,061	(3,114,359)
Preferred stock dividends	(1,819,191)	-	(1,819,191)
Net loss attributed to HC Government Realty Trust, Inc. available to common shareholders	$(5,586,611)	$653,061	$(4,933,550)

Basic and diluted loss per share	$(3.67)	$0.43	$(3.24)

Basic and diluted weighted-average common shares outstanding	1,523,719	1,523,719	1,523,719

13

Item 7. Financial Statements

Report of Independent Registered Public Accounting Firm

To the Board of Directors and Stockholders

HC Government Realty Trust, Inc.

Winston-Salem, North Carolina

Opinion on the Consolidated Financial Statements

We have audited the accompanying consolidated balance sheets of HC Government Reality Trust, Inc. and subsidiaries (collectively, “the Company”) as of December 31, 2021 and 2020, the related consolidated statements of operations, changes in stockholders' equity, and cash flows for each of the years in the two-year period ended December 31, 2021, and the related notes (collectively referred to as the “consolidated financial statements”). In our opinion, the consolidated financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2021 and 2020, and the results of its operations and its cash flows for each of the years in the two-year period ended December 31, 2021 in conformity with accounting principles generally accepted in the United States of America.

Basis for Opinion

These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s consolidated financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) ("PCAOB") and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB and in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement, whether due to error or fraud. Our audits included performing procedures to assess the risks of material misstatement of the consolidated financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the consolidated financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements. We believe that our audits provide a reasonable basis for our opinion.

Correction of Error

As discussed in Note 2 to the consolidated financial statements, certain errors in the calculation of noncontrolling interest in the operating partnership occurred during periods prior to and through December 31, 2020.  Accordingly, amounts reported within the December 31, 2020 consolidated financial statements have been revised and an adjustment has been made to the beginning stockholders’ equity presented in the consolidated financial statements to correct the error.  Our opinion is not modified with respect to that matter.

/s/ Cherry Bekaert LLP

We have served as the Company’s auditor since 2016.

Richmond, VA

April 28, 2022

14

HC Government Realty Trust, Inc.

Consolidated Balance Sheets

December 31, 2021 and 2020

		(Revised)
	December 31, 2021	December 31, 2020
ASSETS
Investment in real estate, net	$118,416,451	$109,066,096
Cash and cash equivalents	2,889,654	4,906,679
Restricted cash	222,362	192,068
Rent and other tenant receivables, net	1,619,704	1,339,332
Leasehold intangibles, net	11,914,316	11,231,765
Deposits on properties under contract	-	100,000
Deferred financing, net	1,774,394	1,610,851
Prepaid expenses and other assets	1,053,432	1,016,430
Total Assets	$137,890,313	$129,463,221

LIABILTIES
Revolving credit facility	$29,000,000	$15,650,000
Mandatorily redeemable preferred stock, net of unamortized deferred offering costs	87,069,192	86,667,285
Mortgages payable, net of unamortized debt costs	9,084,697	9,277,699
Declared dividends and distributions	2,580,639	2,509,506
Accrued interest payable	139,213	134,053
Accounts payable	756,283	1,050,383
Accrued expenses and other liabilities	1,037,582	1,130,736
Deferred revenue	2,764,323	-
Below-market leases, net	415,319	551,759
Total Liabilities	132,847,248	116,971,421

COMMITMENTS AND CONTINGENCIES (Note 13)	-	-

STOCKHOLDERS' EQUITY
Preferred stock ($0.001 par value, 250,000,000 shares authorized and 2,331,000 and 2,081,000 shares issued and outstanding at December 31, 2021 and 2020, respectively)	2,331	2,081
Common stock ($0.001 par value, 750,000,000 shares authorized, 1,569,456 and 1,560,452 common shares issued and outstanding at December 31, 2021 and 2020, respectively)	1,570	1,561
Additional paid-in capital	35,806,947	32,591,467
Offering costs	(1,172,510)	(1,271,266)
Accumulated deficit	(11,833,167)	(8,817,221)
Accumulated dividends and distributions	(9,174,870)	(6,143,463)
Total Stockholders' Equity	13,630,301	16,363,159
Noncontrolling interest in operating partnership	(8,587,236)	(3,871,359)
Total Equity	5,043,065	12,491,800
Total Liabilities and Stockholders' Equity	$137,890,313	$129,463,221

The following table presents the assets and liabilities of the Company's three consolidated variable interest entities as of December 31, 2021 and 2020, respectively, which are included on the Consolidated Balance Sheets above. The assets in the table below include those assets that can only be used to settle obligations of the consolidated variable interest entities. The liabilities in the table below include third-party liabilities of the consolidated variable interest entities only, and for which creditors or beneficial interest holders do not have recourse to the Company, and exclude intercompany balances that eliminate in consolidation.

ASSETS OF CONSOLIDATED VARIABLE INTEREST ENTITIES THAT CAN ONLY BE USED TO SETTLE THE OBLIGATIONS OF CONSOLIDATED VARIABLE INTEREST ENTITIES:

Buildings and improvements, net	$10,467,017	$10,842,846
Intangible assets, net	20,332	128,130
Prepaids and other assets	426,630	418,292
Total Assets	$10,913,979	$11,389,268

LIABILITIES OF CONSOLIDATED VARIABLE INTEREST ENTITIES FOR WHICH CREDITORS OR BENEFICIAL INTEREST HOLDERS DO NOT HAVE RECOURSE TO THE COMPANY.

Mortgages payable, net	$9,084,697	$9,277,699
Intangible liabilities, net	1,310	33,053
Accounts payable and accrued expenses	175,724	176,964
Total liabilities	$9,261,731	$9,487,716

The accompanying notes are an integral part of the consolidated financial statements.

15

HC Government Realty Trust, Inc.

Consolidated Statements of Operations

For the years ended December 31, 2021 and 2020

	For the year ended
		(Revised)
	December 31, 2021	December 31, 2020
Revenues
Rental revenues	$14,325,786	$12,655,991
Real estate tax reimbursements and other revenues	554,894	418,130
Total revenues	14,880,680	13,074,121

Operating expenses
Depreciation and amortization	5,857,818	5,005,624
General and administrative	1,439,533	1,271,553
Professional expenses	519,460	734,609
Real estate and other taxes	1,297,267	1,226,327
Repairs and maintenance	1,094,644	881,573
Janitorial	750,231	600,158
Utilities	677,502	537,642
Management fees	259,192	363,458
Insurance	281,816	248,189
Ground leases	97,085	95,983
Miscellaneous property expenses	62,846	49,880
Equity-based compensation	981,569	839,949
Total operating expenses	13,318,963	11,854,945

Other expense
Interest expense	8,754,265	7,210,700
Loss on extinguishment of debt	-	933,051
Net other expense	8,754,265	8,143,751

Net loss	(7,192,548)	(6,924,575)
Less: Net loss attributable to noncontrolling interest in operating partnership	(4,176,602)	(3,810,216)
Net loss attributed to HC Government Realty Trust, Inc.	(3,015,946)	(3,114,359)
Preferred stock dividends	(2,168,825)	(1,819,191)
Net loss attributed to HC Government Realty Trust, Inc. available to common shareholders	$(5,184,771)	$(4,933,550)

Basic and diluted loss per share	$(3.30)	$(3.24)

Basic and diluted weighted-average common shares outstanding	1,569,456	1,523,719

The accompanying notes are an integral part of the consolidated financial statements.

16

HC Government Realty Trust, Inc.

Consolidated Statements of Changes in Stockholders’ Equity

For the years ended December 31, 2021 and 2020

	Preferred Series A		Preferred Series B		Common Stock		Additional Paid-in	Offering	Accumulated	Cumulative Dividends and	Total Stockholders'	Noncontrolling Interest in Operating	Total
	Shares	Par Value	Shares	Par Value	Shares	Par Value	Capital	Costs	Deficit	Distributions	Equity	Partnership	Equity
Balance, December 31, 2019 (Revised)	144,500	$144	1,180,000	$1,180	1,438,465	$1,438	$25,800,548	$(1,459,479)	$(5,702,862)	$(3,478,926)	$15,162,043	$(206,573)	$14,955,470
Proceeds from issuing preferred shares	-		870,000	870	-	-	8,699,130	-	-	-	8,700,000	-	8,700,000
Repurchase of preferred shares	(113,500)	(113)	-	-	-	-	(2,837,387)	-	-	-	(2,837,500)	-	(2,837,500)
Issuance of common shares in connection with termination of management agreement	-	-	-	-	51,667	52	370,401	-	-	-	370,453	-	370,453
Issuance of common shares in satisfaction of acquistion fee payable	-	-	-	-	55,674	56	556,683	-	-	-	556,739	-	556,739
Equity-based compensation long-term incentive plan shares	-	-	-	-	-	-	-	-	-	-	-	754,640	754,640
Equity-based compensation - restricted stock	-	-	-	-	14,646	15	85,294	-	-	-	85,309	-	85,309
Reimbursement of offering costs	-	-	-	-	-	-	-	188,213	-	-	188,213	-	188,213
Dividends and distributions	-	-	-	-	-	-	-	-	-	(2,664,537)	(2,664,537)	(692,412)	(3,356,949)
Allocation of NCI in operating partnership	-	-	-	-	-	-	(83,202)	-	-	-	(83,202)	83,202	-
Net loss	-	-	-	-	-	-	-	-	(3,114,359)	-	(3,114,359)	(3,810,216)	(6,924,575)
Balance, December 31, 2020 (Revised)	31,000	$31	2,050,000	$2,050	1,560,452	$1,561	$32,591,467	$(1,271,266)	$(8,817,221)	$(6,143,463)	$16,363,159	$(3,871,359)	$12,491,800
Proceeds from issuing preferred stock	-	-	250,000	250	-	-	2,499,750	-	-	-	2,500,000	-	2,500,000
Equity-based compensation long-term incentive plan shares	-	-	-	-	-	-	-	-	-	-	-	900,676	900,676
Equity-based compensation - restricted stock	-	-	-	-	9,004	9	80,885	-	-	-	80,894	-	80,894
Reimbursement of offering costs	-	-	-	-	-	-	-	98,756	-	-	98,756	-	98,756
Dividends and distributions	-	-	-	-	-	-	-	-	-	(3,031,407)	(3,031,407)	(805,106)	(3,836,513)
Allocation of NCI in operating partnership	-	-	-	-	-	-	634,845	-	-	-	634,845	(634,845)	-
Net loss	-	-	-	-	-	-	-	-	(3,015,946)	-	(3,015,946)	(4,176,602)	(7,192,548)
Balance, December 31, 2021	31,000	31	2,300,000	2,300	1,569,456	1,570	35,806,947	(1,172,510)	(11,833,167)	(9,174,870)	13,630,301	(8,587,236)	5,043,065

The accompanying notes are an integral part of the consolidated financial statements.

17

HC Government Realty Trust, Inc.

Consolidated Statements of Cash Flows

For the years ended December 31, 2021 and 2020

	For the year ended December 31,
	2021	2020
Cash flows from operating activities:
Net loss	$(7,192,548)	$(6,924,575)
Adjustments to reconcile net loss to net cash provided by (used in) operating activities:
Depreciation	4,328,781	3,755,760
Amortization of acquired lease-up costs	610,504	522,197
Amortization of in-place leases	918,533	727,667
Amortization of above/below-market leases, net	227,687	153,952
Amortization of debt issuance costs	895,989	842,941
Amortization of stock offering costs	401,907	145,371
Equity-based compensation	981,570	839,949
Net change in:
Rent and other tenant receivables, net	(280,372)	(202,836)
Prepaid expenses and other assets	(53,898)	(838,082)
Deposits on properties under contract	100,000	(100,000)
Accrued interest payable	5,160	(133,313)
Accounts payable and other accrued expenses	(288,499)	2,003,784
Deferred revenue	2,764,323	-
Accrued management termination fee	-	(1,279,547)
Tenant improvement obligation	-	(1,201,661)
Net cash provided by (used in) operating activities	3,419,137	(1,688,393)

Cash flows from investing activities:
Capital improvements and development project funding	(3,964,281)	(866,949)
Real estate acquisitions	(12,273,674)	(18,490,659)
Net cash used in investing activities	(16,237,955)	(19,357,608)

Cash flows from financing activities:
Debt issuance costs	(1,026,797)	(398,890)
Dividends paid	(3,765,379)	(3,084,869)
Proceeds from sale of preferred stock	2,500,000	8,700,000
Repurchase of preferred stock	-	(2,837,500)
Borrowings under revolving credit facility	13,350,000	15,950,000
Repayments under revolving credit facility	-	(61,250,000)
Proceeds from mandatorily redeemable preferred stock	-	90,000,000
Mandatorily redeemable preferred stock issuance cost	-	(3,478,086)
Mortgage principal payments	(225,737)	(212,650)
Repayment of mezzanine loan	-	(20,800,000)

Net cash provided from financing activities	10,832,087	22,588,005

Net (decrease) increase in Cash and cash equivalents and Restricted cash	(1,986,731)	1,542,004
Cash and cash equivalents and Restricted cash, beginning of period	5,098,747	3,556,743
Cash and cash equivalents and Restricted cash, end of period	$3,112,016	$5,098,747

Supplemental cash flow information:
Cash paid for interest	$1,188,429	$3,940,819
Cash paid for income taxes	$-	$-
Non cash investing and financing activities:
Common shares issued in connection with termination of management agreement	$-	$370,453
Common shares issued in satisfaction of acquisition fee payable	$-	$556,739
Reimbursement of offering costs	$98,756	$188,213

The accompanying notes are an integral part of the consolidated financial statements.

18

HC Government Realty Trust, Inc.

Notes to the Consolidated Financial Statements

For the years ended December 31, 2021 and 2020

1.	Organization

HC Government Realty Trust, Inc. (the “REIT”), a Maryland corporation, was formed on March 11, 2016 to primarily source, acquire, develop, own and manage built-to-suit and improved-to-suit, single-tenant properties leased by the United States of America through the U.S General Services Administration (the “GSA,” and such properties, the “GSA Properties”). The REIT focuses primarily on GSA Properties within size ranges of 5,000 to 50,000 rentable square feet, and in their first lease term after original construction or renovation-to-suit. Further, the REIT emphasizes GSA Properties that fulfill mission critical or citizen service functions. Leases associated with GSA Properties are full faith and credit obligations of the United States of America and are administered by the U.S. General Services Administration or directly through the occupying federal agencies (collectively, the “GSA”).

The REIT owns its properties through the REIT’s subsidiary, HC Government Realty Holdings, L.P., a Delaware limited partnership (“Operating Partnership” and together with the REIT, the “Company”). The Operating Partnership invests through wholly-owned special purpose limited liability companies, or special purpose entities (“SPEs”).  As of December 31, 2021, the REIT owned approximately 54.2% of the aggregate common limited partnership interests in our Operating Partnership, or common units, and all of the preferred limited partnership interests in our Operating Partnership, or preferred units.

The consolidated financial statements include the accounts of the Operating Partnership and related SPEs and the accounts of the REIT. As of December 31, 2021, the financial statements reflect the operations of 27 GSA Properties representing 508,092 rentable square feet located in 18 states. The properties are 98% leased to the government of the United States of America and, based on net operating income, have a weighted average remaining lease term as of December 31, 2021 of 8.8 years if none of the early termination rights are exercised and 4.9 years if all of the early termination rights are exercised. The REIT operates as an umbrella partnership real estate investment trust, or an UPREIT, and has elected to be treated as a real estate investment trust, or REIT, for federal income tax purposes under the Internal Revenue Code of 1986, as amended, or the Code, beginning with the taxable year ended December 31, 2017.

2.	Significant Accounting Policies

Basis of Accounting and Consolidation Basis - The accompanying consolidated financial statements are presented on the accrual basis of accounting in accordance with principles generally accepted in the United States of America (“GAAP”) and include the accounts of the REIT, the Operating Partnership and 27 SPEs as of December 31, 2021. Of the SPEs, 24 are wholly-owned entities that are consolidated based upon the Company having a controlling financial interest, and three are consolidated variable interest entities based upon management’s determination that the Operating Partnership has a variable interest in the entities and is the primary beneficiary. Intercompany accounts and transactions are eliminated in consolidation.  The results of operations of companies or assets acquired are included from the dates of acquisition.

These statements include all adjustments necessary for a fair presentation of the results of all periods reported herein. All such adjustments are of a normal recurring nature.

Use of Estimates - The preparation of the consolidated financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, and disclosure of contingent assets and liabilities at the date of the financial statements, and the amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates and assumptions.

19

Cash, Cash Equivalents and Restricted Cash - Cash and cash equivalents include all cash and liquid investments that mature three months or less from when they are purchased. Restricted cash consists of amounts escrowed for future real estate taxes, insurance, and capital expenditures, as required by certain of the Company’s mortgage debt agreements.  The following table provides a reconciliation of cash, cash equivalents and restricted cash reported within the Consolidated Balance Sheets that sum to the totals of the same such amounts presented in the Consolidated Statements of Cash Flows:

	December 31, 2021	December 31, 2020
Cash and cash equivalents	$2,889,654	$4,906,679
Restricted cash	222,362	192,068
Cash, cash equivalents and restricted cash	$3,112,016	$5,098,747

At times, the Company’s cash and cash equivalents balance deposited with financial institutions may exceed federally insurable limits. The Company maintains separate bank accounts at the Operating Partnership and SPE level. At December 31, 2021, one account had approximately $2,381,000 in excess of insured limits; all others were below the insurable limits. The Company mitigates this risk by depositing funds with major financial institutions. The Company has not experienced any losses in connection with such deposits.

Investments in Real Estate – Investment in real estate, net is comprised of all tangible assets held by the Company for rent or development. Real estate assets are recognized at cost less accumulated depreciation.  Maintenance and repair costs are charged to expense as incurred. Costs incurred that extend the useful life of the real estate investment are capitalized.  Third party costs related to asset acquisitions are capitalized. Development, re-development and certain costs directly related to the improvement of real properties are capitalized.

In accordance with the Financial Accounting Standards Board (“FASB”) guidance on business combinations, the Company determines the fair value of the real estate assets acquired on an “as if vacant” basis.

Management estimates the “as if vacant” value considering a variety of factors, including the physical condition and quality of the buildings, estimated rental and absorption rates, estimated future cash flows, and valuation assumptions consistent with current market conditions. The “as if vacant” fair value is allocated to land, buildings and improvements based on relevant information obtained in connection with the acquisition of the property, including appraisals and property tax assessments.

Above-market and below-market lease values are determined on a lease-by-lease basis based on the present value (using an interest rate that reflects the risk associated with the leases acquired) of the difference between (a) the contractual amounts to be paid under the lease and (b) management’s estimate of the fair market lease rate for the corresponding space over the remaining non-cancellable terms of the related leases. Above (below) market lease values are recorded as leasehold intangibles and are recognized as an increase or decrease in rental income over the remaining non-cancellable term of the lease.  Amortization relating to above (below) market leases for the years ended December 31, 2021 and 2020 was $227,687 and $153,952, respectively, and was recorded as a reduction to rental revenues.

In-place leases are valued based on the net rents earned that would have been foregone during an assumed lease-up period. Lease-up costs are valued based upon avoided brokerage fees. In-place leases and lease-up costs are amortized over the remaining non-cancellable term of the leases. The Company has not recognized any value attributable to customer relationships.

Management utilizes independent third parties to assist with the determination of fair value of the various tangible and intangible assets that are acquired. The difference between the total of the calculated values described above, and the actual purchase price plus acquisition costs, is allocated pro-rata to each component of calculated value.

The Company capitalizes pre-development costs incurred in pursuit of new development opportunities for which the future development is probable.  For properties under development or redevelopment, the Company capitalizes interest expense, real estate taxes and direct and indirect project costs associated with the development and redevelopment activities.  With respect to the capitalization of interest expense, if there is a specific borrowing for the property undergoing development activities, the Company applies the interest rate of that borrowing to the average accumulated expenditures that do not exceed such borrowing.  If there are no specific borrowings, the Company applies its weighted average interest rate on its senior secured revolving credit facility to the average accumulated expenditures.  The Company capitalizes costs while development activities are underway until the building is substantially complete and ready for its intended use, at which time rental income recognition commences and rental operating costs, real estate taxes, insurance, and other subsequent carrying costs are expensed as incurred.

20

Depreciation of an asset begins when it is available for use and is calculated using the straight-line method over its estimated useful life. Range of useful lives for depreciable assets are as follows:

Category	Term
Buildings	40 years
Building and site improvements	5 - 40 years
Tenant improvements	Shorter of remaining life of the lease or useful life

Tenant Improvements - As part of the leasing process, the Company may provide the lessee with an allowance for the construction of leasehold improvements. These leasehold improvements are capitalized and recorded as tenant improvements and depreciated over the shorter of the useful life of the improvements or the remaining lease term. If the allowance represents a payment for a purpose other than funding leasehold improvements, or in the event the Company is not considered the owner of the improvements, the allowance is considered to be a lease incentive and is recognized over the lease term as a reduction of rental revenue. Factors considered during this evaluation include, among other things, who holds legal title to the improvements as well as other controlling rights provided by the lease agreement and provisions for substantiation of such costs (e.g., unilateral control of the tenant space during the build-out process). Determination of the appropriate accounting for the payment of a tenant allowance is made on a lease-by-lease basis, considering the facts and circumstances of the individual tenant lease.

Leases - The Company’s real estate is leased to tenants on a modified gross lease basis. The leases provide for a minimum rent which is generally flat during the non-cancellable term of the lease and includes a reimbursement for certain operating costs of the property. The operating cost reimbursement is established at lease commencement and is subject to annual adjustment based on changes in the consumer price index. Operating expenses include repairs and maintenance, cleaning, landscaping and utilities. The lessee is also required by the lease to reimburse the Company for real estate taxes over the real estate tax base year.  The real estate tax base year is established as the real estate taxes incurred during the first full tax year after lease commencement or otherwise as defined in the lease. In some cases, the leases provide the tenant with renewal options, subject to generally the same terms and conditions of the base term of the lease. The Company accounts for its leases using the operating method.

Operating method – Properties with leases accounted for using the operating method are recorded at the cost of the real estate. Revenue is recognized as rentals are earned and expenses (including depreciation and amortization) are charged to operations as incurred. Buildings are depreciated on the straight-line method over their estimated useful lives. Tenant improvements and leasehold intangibles are amortized on the straight-line method over the terms of their respective leases. When scheduled rentals vary during the lease term, income is recognized on a straight-line basis so as to produce a constant periodic rent over the term of the lease.

Impairment – Real Estate - The Company reviews investments in real estate for impairment whenever events or changes in circumstances indicate that the carrying amounts may not be recoverable. To determine if impairment may exist, the Company reviews its properties and identifies those that have experienced either a change or an event or circumstance warranting further assessment of recoverability (such as a decrease in occupancy). If further assessment of recoverability is needed, the Company estimates the future net cash flows expected to result from the use of the property and its eventual disposition, on an individual property basis. If the sum of the expected future net cash flows (undiscounted and without interest charges) is less than the carrying amount of the property on an individual property basis, the Company will recognize an impairment loss based upon the estimated fair value of such property. For the years ended December 31, 2021 and 2020, the Company did not recognize any impairment charges.

21

Organizational, Offering and Related Costs - Organizational and offering costs of the Company are presented as a reduction of stockholders’ equity within the Consolidated Balance Sheets and Consolidated Statements of Changes in Stockholders’ Equity. Organizational and offering costs represent expenses incurred in connection with the formation of the Company and the filing of the Company’s securities offering pursuant to Regulation A.

Revenue Recognition - Revenue includes base rent due from tenants in accordance with the terms of the respective lease.  The Company recognizes rental income on a straight-line basis over the non-cancellable term of the respective lease.  Revenue also includes reimbursement income from the recovery of all or a portion of operating expenses and real estate taxes and is recognized in the same periods as the related expenses are incurred.  For newly acquired properties, the Company begins to recognize rental income from leases concurrently with the date of the property acquisition closing.  Revenue also includes the amortization or accretion of acquired above (below) market leases over the remaining non-cancellable term of the lease.

Rents and Other Tenant Receivables, net - Rents and other tenant receivables represent amounts billed and due from tenants. When a portion of the tenants’ receivable is estimated to be uncollectible, an allowance for doubtful accounts is recorded. Due to the high credit-worthiness of the tenants, there were no allowances as of December 31, 2021 and 2020.  The Company had a straight-line rent receivable of $82,000 and $38,200 as of December 31, 2021 and 2020, respectively.

Income Taxes – The REIT has elected to be taxed as a REIT under Sections 856 through 860 of the Code and applicable Treasury regulations relating to REIT qualification beginning with its fiscal year ended December 31, 2017. In order to maintain this REIT status, the regulations require the REIT to distribute at least 90% of its taxable income to stockholders and meet certain other asset and income tests, as well as other requirements. If the REIT fails to qualify as a REIT, it will be subject to tax at regular corporate rates for the years in which it fails to qualify. If the REIT loses its REIT status, it cannot elect to be taxed as a REIT for the four taxable years following the year it loses its REIT status unless the REIT’s failure to qualify was due to reasonable cause and certain other conditions were satisfied.

Management analyzes the Company’s tax filing positions in the U.S. federal, state and local jurisdictions where the Company is required to file income tax returns for all open tax years. If, based on this analysis, management determines that uncertainties in tax positions exist, a liability is established along with an estimate for interest and penalty. Management has determined that there were no uncertain tax positions at December 31, 2021 and 2020; accordingly, no associated interest and penalties were required to be accrued at December 31, 2021 and 2020.

Noncontrolling Interest - Noncontrolling interest represents the common units in the Operating Partnership not attributable to the REIT. The noncontrolling interest is calculated by multiplying the noncontrolling interest ownership percentage at the balance sheet date by the Operating Partnership’s outstanding common equity. The noncontrolling interest ownership percentage is calculated by dividing the Operating Partnership common units not owned by the REIT by the total Operating Partnership common units outstanding. The noncontrolling interest ownership percentage will change as additional common units are issued or as common units are exchanged for the REIT’s common stock. Subsequent changes in the noncontrolling interest value are recorded to additional paid-in capital. Accordingly, the value of the noncontrolling interest is included in the equity section of the Consolidated Balance Sheets but presented separately from the REIT’s equity.  The REIT’s noncontrolling interest was 45.8% and 44.1% at December 31, 2021 and 2020, respectively.

Deferred Costs – Deferred financing fees include costs incurred in obtaining debt. For debt other than a line-of credit arrangement, deferred financing fees are capitalized and presented as a direct reduction from the carrying amount of the associated debt liability within the Consolidated Balance Sheets. Deferred financing fees related to line-of-credit arrangements are capitalized and presented as an asset within the Consolidated Balance Sheets.  Deferred financing fees are amortized through interest expense over the life of the respective loans on a basis which approximates the effective interest method for debt other than a line-of credit arrangement or straight-line over the contractual term of the arrangement for a line-of-credit arrangement.  Any unamortized amounts upon early repayment of debt are written off in the period of repayment as a loss on extinguishment of debt.

22

The Company capitalizes certain legal, accounting and other third‑party fees that are directly associated with in‑process equity financings as deferred offering costs until such financings are consummated. In the event an equity financing is no longer considered probable of being consummated, all deferred offering costs are written off in the period such determination is made. For equity financings classified as equity, deferred offering costs are recorded in stockholders’ equity as a reduction of additional paid‑in capital against the offering proceeds.  For equity financings required to be classified as a liability, these costs are capitalized and presented as a direct reduction from the gross proceeds from the equity financing within the Consolidated Balance Sheets.

Deferred Revenue – Deferred revenue primarily consists of lump sum reimbursements made by tenants to the Company for landlord improvements in excess of a tenant improvement allowance. Lump sum reimbursements are recorded as deferred revenue on the Consolidated Balance Sheets and are amortized over the non-cancellable lease term through revenue.

Stock Based Compensation – The Company grants equity-based compensation awards to its officers, employees and non-employee directors in the form of restricted shares of common stock and long-term incentive plan units in the Operating Partnership (“LTIP Units”).  The Company recognizes compensation expense for non-vested restricted shares of common stock and LTIP Units granted to officers, employees and non-employee directors on a straight-line basis over the requisite service and/or performance period based upon the fair market value of the shares on the date of grant.  Forfeitures are recognized as they occur.

Earnings (Loss) Per Share - Basic earnings (loss) per share is based on the weighted effect of all common shares issued and outstanding and is calculated by dividing net income (loss) available to common stockholders by the weighted average number of common shares outstanding during the period. Diluted earnings (loss) per share is calculated by dividing net income (loss) available to common stockholders by the weighted average number of common shares used in the basic earnings (loss) per share calculation plus the number of common shares, if any, that would be issued assuming conversion of all potentially dilutive securities outstanding.

The following securities were not included in the computation of the Company’s diluted loss per share as their effect would be anti-dilutive.

	As of December 31,
	2021	2020
Potentially dilutive securities outstanding
Convertible common units	1,118,416	1,118,416
Convertible long-term incentive plan units	209,631	112,408
Convertible preferred stock	2,620,473	2,345,747
Total potentially dilutive securities	3,948,520	3,576,571

Smaller Reporting Company Disclosure Requirements - The Company has adopted reporting standards and disclosure requirements as a “smaller reporting company” as defined in Rule 405 of the Securities Act of 1933, as amended, Rule 12b-2 of the Securities Exchange Act of 1934 and Item 10(f) of Regulation S-K, as amended. These rules provide scaled disclosure accommodations, the purpose of which is to provide general regulatory relief to qualifying entities.

23

Revisions to Financial Statements

In December 2021, the Company’s management identified certain errors made with respect to the Company’s historical consolidated financial statements beginning with the period from May 26, 2017 (the date of the contribution transaction between Holmwood Capital, LLC (“Holmwood”) and the Operating Partnership) to December 31, 2020.  In its capacity as the general partner of the Operating Partnership, the REIT incurs various operating costs and general administrative expenses on behalf of and for the benefit of the Operating Partnership.  The Agreement of Limited Partnership, as amended, of the Operating Partnership requires that the Operating Partnership reimburse the general partner for all of its operating costs and general administrative expenses.  Prior to 2021, the reimbursement of the REIT’s operating costs and general administrative expenses were not appropriately reflected as expenses of or reimbursements from the Operating Partnership.  The Company has evaluated the materiality of these errors based on an analysis of quantitative and qualitative factors and does not believe such errors had a material impact on an investor’s understanding of the Company’s historical consolidated financial condition or results of operations.  The Company has revised its consolidated financial statements as of and for the year ended December 31, 2020 to correct such errors.  Accordingly, the net loss attributed to the REIT available to common shareholders was overstated and the net loss attributable to noncontrolling interest in the Operating Partnership was understated.  In addition, additional paid-in capital and accumulated deficit of the REIT was understated and noncontrolling interest in the Operating Partnership was overstated.  There was no impact on the consolidated net loss, total equity or cash flows of the Company.  The effects of such revisions are as follows:

	Preferred Stock	Common Stock	Additional Paid-	Offering	Accumulated	Cumulative	Total Stockholders'	Noncontrolling Interest in Operating	Total
	Par Value	Par Value	in Capital	Costs	Deficit	Dividends	Equity	Partnership	Equity
Balance, December 31, 2019 (previously reported)	$1,324	$1,438	$24,463,133	$(1,459,479)	$(9,324,626)	$(3,478,926)	$10,202,864	$4,752,606	$14,955,470
Allocation of NCI in operating partnership adjustment	-	-	1,337,415	-	-	-	1,337,415	(1,337,415)	-
Net loss adjustment	-	-	-	-	3,621,764	-	3,621,764	(3,621,764)	-
Balance, December 31, 2019 (revised)	1,324	1,438	25,800,548	(1,459,479)	(5,702,862)	(3,478,926)	15,162,043	(206,573)	14,955,470

	Preferred Stock	Common Stock	Additional Paid-	Offering	Accumulated	Cumulative	Total Stockholders'	Noncontrolling Interest in Operating	Total
	Par Value	Par Value	in Capital	Costs	Deficit	Dividends	Equity	Partnership	Equity
Balance, December 31, 2020 (previously reported)	2,081	1,561	30,751,943	(1,271,266)	(13,092,046)	(6,143,463)	10,248,810	2,242,990	12,491,800
Allocation of NCI in operating partnership (2019 adjustment)	-	-	1,337,415	-	-	-	1,337,415	(1,337,415)	-
Net loss (2019 adjustment)	-	-	-	-	3,621,764	-	3,621,764	(3,621,764)	-
Balance, December 31, 2020 (prior to 2020 adjustments)	2,081	1,561	32,089,358	(1,271,266)	(9,470,282)	(6,143,463)	15,207,989	(2,716,189)	12,491,800
Allocation of NCI in operating partnership (2020 adjustment)	-	-	502,109	-	-	-	502,109	(502,109)	-
Net loss (2020 adjustment)	-	-	-	-	653,061	-	653,061	(653,061)	-
Balance, December 31, 2020 (revised)	$2,081	$1,561	$32,591,467	$(1,271,266)	$(8,817,221)	$(6,143,463)	$16,363,159	$(3,871,359)	$12,491,800

For the year ended December 31, 2020	(Previously Reported)		(Revised)
	December 31, 2020	Adjustments	December 31, 2020
Consolidated Statement of Operations
Net loss	$(6,924,575)	$-	$(6,924,575)
Less: Net loss attributable to noncontrolling interest in operating partnership	(3,157,155)	(653,061)	(3,810,216)
Net loss attributed to HC Government Realty Trust, Inc.	(3,767,420)	653,061	(3,114,359)
Preferred stock dividends	(1,819,191)	-	(1,819,191)
Net loss attributed to HC Government Realty Trust, Inc. available to common shareholders	$(5,586,611)	$653,061	$(4,933,550)

Basic and diluted loss per share	$(3.67)	$0.43	$(3.24)

Basic and diluted weighted-average common shares outstanding	1,523,719	1,523,719	1,523,719

24

Recent Accounting Pronouncements Not Yet Adopted - In February 2016, the FASB issued Accounting Standards Update (“ASU”) No. 2016-02, Leases (Topic 842) (“ASU 2016-02”). ASU 2016-02 requires lessees to apply a dual approach, classifying leases as either finance or operating leases based on the principle of whether or not the lease is effectively a financed purchase of the leased asset by the lessee. This classification will determine whether the lease expense is recognized based on an effective interest method or on a straight-line basis over the term of the lease. A lessee is also required to record a right-of-use asset and a lease liability for all leases with a term of greater than 12 months regardless of their classification. Leases with a term of 12 months or less will be accounted for in the same manner as operating leases today. As of December 31, 2021, the Company has a ground lease on its property located in Cape Canaveral, Florida expiring in 2045 and two parking lot leases in connection with its property located in San Antonio, Texas expiring in 2025.  See Note 13.Commitments and Contingencies for more information regarding the Company’s operating leases.

The new standard requires lessors to account for leases using an approach that is substantially equivalent to existing guidance for sales-type leases, direct financing leases and operating leases.  In connection with the new revenue guidance, the new revenue standard will apply to other components of revenue deemed to be non-lease components, such as reimbursement for certain expenses which are based off of usage.  Under the new guidance, the Company will continue to recognize the lease components of lease revenue on a straight-line basis over our respective lease terms as is currently done under prior guidance. However, the Company will recognize these non-lease components under the new revenue guidance as the related services are delivered. As a result, while the total revenue recognized over time will be consistent under the new guidance, the timing of revenue recognition may differ. This does not result in a difference from how the Company has historically recognized revenue for these lease and non-lease components.

The leasing standard will be effective for the Company for the year ending December 31, 2022. A modified retrospective approach must be applied. The Company has elected to apply the package of practical expedients not to reassess all of its leases that had commenced as of January 1, 2022 (including those for which the entity is a lessee or a lessor).  Application of the guidance will result in recording a right-of-use asset and lease liability of approximately $1,260,000 for the Company’s three leases for which it is the lessee. Lease expense will be recognized on a straight-line basis.

Other accounting standards that have been issued or proposed by the FASB or other standard-setting bodies are not currently applicable to the Company or are not expected to have a significant impact on the Company’s financial position, results of operations and cash flows.

3.	Variable Interest Entities

With respect to the three SPEs where Holmwood assigned to the Operating Partnership all its rights, title and interest in and to any and all profits, losses and distributed cash flow, management determined these SPEs to be variable interest entities (“VIE”) in which the Operating Partnership has a variable interest and that Holmwood equity holders lacked the characteristics of a controlling financial interest. The Company determined in accordance with FASB ASU No 2018-17 “Consolidation” (Topic 810) to consolidate these SPEs.

A summary of the VIE’s assets and liabilities that are included within the Company’s Consolidated Balance Sheets at December 31, 2021 and 2020 is as follows:

	December 31, 2021	December 31, 2020
Assets:
Buildings and improvements, net	$10,467,017	$10,842,846
Intangible assets, net	20,332	128,130
Prepaids and other assets	426,630	418,292
Total assets	$10,913,979	$11,389,268
Liabilities:
Mortages payable, net	$9,084,697	$9,277,699
Intangible liabilities, net	1,310	33,053
Accounts payable and accrued expenses	175,724	176,964
Total liabilities	$9,261,731	$9,487,716

Net identifiable assets	$1,652,248	$1,901,552

25

4.	Investment in Real Estate

The following is a summary of the Company’s investment in real estate, net as of December 31, 2021 and 2020:

	December 31, 2021	December 31, 2020
Land	$14,647,342	$12,701,648
Buildings and improvements	101,566,681	93,743,401
Site improvements	2,103,738	1,463,473
Tenant improvements	14,296,765	10,338,157
Construction in progress	839,498	1,545,104
	133,454,024	119,791,783
Accumulated depreciation	(15,037,573)	(10,725,687)
Investment in real estate, net	$118,416,451	$109,066,096

Depreciation expense for the years ended December 31, 2021 and 2020 was $4,311,886 and $3,746,050, respectively.

During the year ended December 31, 2021, the Company acquired two operating properties.  These properties were acquired with leases in place with the United States of America.  The following is a summary of the property location, acquisition date, rentable square feet and the remaining non-cancellable lease term at the time of acquisition:

			Remaining
			Non-Cancellable
	Acquisition	Rentable	Lease Term at
Location	Date	Sq Ft	Acquisition Date
Van Buren, Missouri	06/14/2021	16,000	8.6 years
Houston, Texas	09/10/2021	21,019	8.5 years

On September 28, 2021, the Company acquired one property that is under development in Boise, Idaho with a lease in place with the United States of America.  Upon completion of the development project, the 15-year non-cancellable lease will commence.  The project is expected to be completed in December 2022.

During the year ended December 31, 2020, the Company acquired three operating properties.  These properties were acquired with leases in place with the United States of America.  The following is a summary of the property location, acquisition date, rentable square feet and the remaining non-cancellable lease term at the time of acquisition:

			Remaining
			Non-Cancellable
	Acquisition	Rentable	Lease Term at
Location	Date	Sq Ft	Acquisition Date
Birmingham, Alabama	04/30/2020	12,470	14.5 years
Columbia, South Carolina	09/22/2020	19,368	9.9 years
Lakewood, Washington	12/17/2020	9,567	8.2 years

Pursuant to a purchase and sale agreement dated October 6, 2020 and further with respect to our Lakewood, Washington property, the Company funded an additional $323,000 into an escrow account at closing in connection with a potential purchase price adjustment pending the resolution of certain lease provisions.  Upon resolution of the lease provisions, all or a portion of the escrow amount shall be released to the seller and any balance shall be released to the Company.  As of December 31, 2021 and 2020, the $323,000 escrow amount is recorded in prepaid expenses and other assets on the Consolidated Balance Sheets.

On October 16, 2020, the Company acquired one property that is under development in Portland, Maine with a lease in place with the United States of America.  The project was completed in June 2021 and the 10-year non-cancellable lease term commenced.

26

A summary of the allocated purchase price, based on estimated fair values, for the acquisitions completed during the years ended December 31, 2021 and 2020 is as follows:

	December 31, 2021	December 31, 2020
Land	$1,945,694	$2,609,628
Buildings and improvements	5,343,224	10,012,672
Tenant improvements	1,126,788	1,648,196
Site improvements	553,194	-
Construction in progress	729,059	765,137
Acquired in-place leases	1,889,157	1,879,736
Acquired lease-up costs	701,380	924,708
Above market leases	60,673	713,863
Below market leases	(75,495)	-

Total	$12,273,674	$18,553,940

During the year ended December 31, 2021, the Company included $383,802 of revenues and $66,137 of net loss in our Consolidated Statements of Operations related to the operating properties acquired in 2021.  During the year ended December 31, 2020, the Company included $502,894 of revenues and $130,826 of net income in our Consolidated Statements of Operations related to the operating properties acquired in 2020.

The intangible assets and liabilities of the acquired properties have an aggregate weighted average amortization period of 8.1 years and 9.9 years as of December 31, 2021 and 2020, respectively.

5.	Leasehold Intangibles, net

The following is a summary of the Company’s leasehold intangibles as of December 31, 2021 and 2020:

	December 31, 2021	December 31, 2020
Acquired in-place leases	$9,023,323	$7,134,166
Acquired lease-up costs	5,434,516	4,733,136
Acquired above-market leases	3,907,707	3,847,034
	18,365,546	15,714,336
Accumulated amortization	(6,451,230)	(4,482,571)
Leasehold intangibles, net	$11,914,316	$11,231,765

Amortization of in-place leases and lease-up costs was $1,529,037 and $1,249,864 for the years ended December 31, 2021 and 2020, respectively.

Amortization of acquired above market leases resulted in a reduction to rental revenue of $439,622 and $355,708 for the years ended December 31, 2021 and 2020, respectively.

27

Future amortization of acquired in-place lease value, acquired lease-up costs and acquired above market leases as of December 31, 2021 is as follows:

Intangible
Year Ended	Lease Costs
2022	$1,922,326
2023	1,692,318
2024	1,617,705
2025	1,530,288
2026	1,521,797
Thereafter	3,629,882
Total	$11,914,316

The weighted-average amortization period is approximately 7.5 years.

6.	Below-Market Leases, net

The Company’s intangible liabilities consist of acquired below-market leases. The following is a summary of the Company’s intangible liabilities as of December 31, 2021 and 2020:

	December 31, 2021	December 31, 2020
Acquired below-market leases	$1,316,913	$1,241,418
Accumulated amortization	(901,594)	(689,659)
Below-market leases, net	$415,319	$551,759

Amortization of below-market leases resulted in an increase in rental revenue of $211,935 and $201,756 for the years ended December 31, 2021 and 2020, respectively.

The future amortization of acquired below market leases as of December 31, 2021 is as follows:

Below Market
Year Ended	Leases
2022	$206,986
2023	126,126
2024	71,485
2025	3,020
2026	3,020
Thereafter	4,682
Total	$415,319

The weighted-average amortization period is approximately 2.4 years.

28

7.	Debt

The following table summarizes the Company’s outstanding indebtedness as of December 31, 2021 and 2020:

	Interest		Principal Outstanding
Loan	Rate	Maturity	December 31, 2021	December 31, 2020

Senior revolving credit facility:
Senior revolving credit facility	L + 170bps	December 2025	$29,000,000	$15,650,000
Total senior revolving credit facility			29,000,000	15,650,000

Mortgage notes payable
Lorain, Ohio, Jonesboro, Arkansas and Port Saint Lucie, Florida	5.265%	August 2023	9,142,867	9,368,605
Total mortgage notes payable			9,142,867	9,368,605
Less: Total unamortizd debt issurance costs			(58,170)	(90,906)
Total mortgage payable, net			9,084,697	9,277,699

Total debt			$38,084,697	$24,927,699

Revolving Credit Facility

In December 2021, the Company, through its Operating Partnership, amended and restated its senior revolving credit facility (as amended, the “Credit Facility”) with KeyBanc Capital Markets, Inc., as sole bookrunner and lead arranger, and KeyBank National Association, as syndication agent and administrative agent.  The Credit Facility has total availability of up to $100,000,000, subject to customary terms and availability conditions.  The Credit Facility includes an accordion feature that will permit the Operating Partnership to further increase the commitments available to the Operating Partnership to up to $200,000,000, subject to customary terms and conditions.  The Company intends to use the Credit Facility to repay certain indebtedness, fund acquisitions and capital expenditures and provide working capital.

The Company and its subsidiaries that directly own properties included in the Credit Facility’s borrowing base are guarantors under the Credit Facility. The Credit Facility matures on December 3, 2025 with a one-time option to extend the maturity date until December 3, 2026, subject to certain conditions and the payment of an extension fee.

Borrowings under the Credit Facility are subject to an interest rate which equals, at the Company’s option, either (i) a base rate plus an applicable margin with a range of 70 to 140 basis points or (ii) LIBOR plus an applicable margin with a range of 170 to 240 basis points, with the applicable margin depending on the Company’s consolidated leverage ratio.  In addition, the Company will pay an unused facility fee on the revolving commitments under the Credit Facility of 0.25% per annum.

The Credit Facility also contains certain customary financial covenants, as follows: (i) the maximum ratio of consolidated total indebtedness to total asset value (each as defined in the credit agreement) may not exceed 60.0%, (ii) the minimum ratio of adjusted consolidated EBITDA to consolidated fixed charges (each as defined in the credit agreement) may not be less than (A) 1.00 to 1.00 through the fiscal quarter ending September 30, 2022 and (B) 1.25 to 1.00 for each fiscal quarter ending on and after December 31, 2022, (iii) the minimum ratio of adjusted consolidated EBITDA to consolidated total indebtedness (each as defined in the credit agreement) may not be less than 12%, (iv) the minimum total liquidity (as defined in the credit agreement) may not be less than $15,000,000, and (v) the minimum consolidated tangible net worth (as defined in the credit agreement) may not be less than the sum of an amount equal to 85.0% of consolidated tangible net worth as of the closing date of the Credit Facility plus an amount equal to 85.0% of the aggregate net proceeds received from subsequent issuances of the Company’s stock after the closing date of the Credit Facility.

The Credit Facility also includes other customary covenants, including limits on the percentage of the Company’s total asset value that may be invested in unimproved land, unconsolidated joint ventures, redevelopment and development assets and loans, advances or extensions of credit, and requires that the Company obtain consent for mergers in which the Company is not the surviving entity. The Company’s dividends and distributions are not permitted to exceed 95% of funds from operations (as defined in the credit agreement) commencing with the fiscal quarter ending June 30, 2023.

These financial and restrictive covenants may limit the investments the Company may make and the Company’s ability to make dividends and distributions. As of December 31, 2021, the Company is in compliance with all financial and restrictive covenants under the Credit Facility.  The occurrence of an event of default under the Credit Facility could result in the termination of the commitments thereunder and in all loans and other obligations becoming immediately due and payable.

29

As of December 31, 2021 and 2020, the Company had $29,000,000 and $15,650,000 outstanding and approximately $71,000,000 and $84,350,000 committed and undrawn under the Credit Facility, respectively.  As of December 31, 2021, the Company had approximately $50,680,000 of availability for borrowing under the Credit Facility. The weighted average interest rate on the outstanding borrowings was 1.81% and 2.16% as of December 31, 2021 and 2020, respectively.  The fair value of the Credit Facility approximates its carrying value.

Mezzanine Debt

On August 14, 2020, the Company used a portion of the net proceeds from the Series C Offering (as defined below) to repay an aggregate amount of $21,846,295 of the Company’s mezzanine debt outstanding, including accrued interest and make-whole payments. The make whole premium is classified as a loss on extinguishment of debt on the Consolidated Statements of Operations for the year ended December 31, 2020.

As of December 31, 2021 and 2020, the Company had no mezzanine debt outstanding.

Mortgage Notes Payable

The Company’s fixed rate mortgage notes payable balances, excluding unamortized debt issuance costs, were $9,142,867 and $9,368,605 as of December 31, 2021 and 2020, respectively. There were no variable rate mortgage notes payable as of December 31, 2021 and 2020.

As of December 31, 2021 and 2020, the Company had unamortized debt issuance costs of $58,170 and $90,906, respectively, in connection with its mortgage notes payables.

The mortgage notes payable are collateralized by the specific properties to which the mortgage notes payable pertain. The carrying amount of real estate that serves as collateral for these mortgages as of December 31, 2021 and 2020 was $10,467,017 and $10,842,846, respectively.

The following table summarizes the Company’s aggregate debt maturities based on outstanding principal as of December 31, 2021:

Future
Principal
Year Ended	Payments
2022	$238,087
2023	8,904,780
2024	-
2025	29,000,000
Total	$38,142,867

8.	Mandatorily Redeemable Preferred Stock

On August 14, 2020, the Company completed the sale and issuance of 3,600,000 shares of the Company’s 7.00% Series C Cumulative Redeemable Preferred Stock (the “Series C Preferred Stock”) at $25.00 per share to qualified investors in a private offering pursuant to exemptions from registration provided by Section 4(a)(2) of the Securities Act of 1933, as amended, and Regulation D promulgated thereunder, for an aggregate purchase price of $90,000,000 (the “Series C Offering”).  Net proceeds from the Series C Offering were $86,521,914, after deducting the placement agent fee and legal and other professional fees paid in connection with the Series C Offering, and are presented on the Company’s Consolidated Balance Sheets as mandatorily redeemable preferred stock, net of unamortized deferred offering costs.

30

The Company used the net proceeds from the Series C Offering primarily to acquire new GSA Properties, repay a portion of the indebtedness outstanding under the Credit Facility, fully repay the Company’s mezzanine debt, purchase existing shares of the Company’s 7.00% Series A Cumulative Convertible Preferred Stock (“Series A Preferred Stock”) and for general corporate purposes.

The Series C Preferred Stock has an aggregate liquidation preference of $90,000,000, plus any accrued and unpaid dividends thereon. The Series C Preferred Stock is senior to the Company’s common stock, Series A Preferred Stock and 10.00% Series B Cumulative Convertible Preferred Stock (“Series B Preferred Stock”) and any class or series of capital stock expressly designated as ranking junior to the Series C Preferred Stock as to distribution rights and rights upon liquidation, dissolution or winding up.  The Series C Preferred Stock ranks on a parity with any class or series of the Company’s capital stock expressly designated as ranking on a parity with the Series C Preferred Stock as to distribution rights and rights upon liquidation, dissolution or winding up.

The Series C Preferred Stock is mandatorily redeemable by the Company on August 14, 2027 (“Mandatory Redemption Date”) at a redemption price equal to the $25.00 liquidation preference per share, plus the amount of any accrued and unpaid dividends on the Series C Preferred Stock.  The Series C Preferred Stock is not redeemable prior to August 14, 2023 except (i) in order to preserve the REIT’s qualification as a REIT, (ii) within 120 days after the date on which a Change of Control (as defined in the Articles Supplementary classifying and designating the Series C Preferred Stock) occurs and (iii) at any time that the aggregate distributions to the holders of Series C Preferred Stock result in a multiple on invested capital equal to the $25.00 liquidation preference per share plus the product of (x) the dividend rate of 7.00% per annum of the $25.00 liquidation preference per share and (y) three.

The Company may, at its option, redeem the Series C Preferred Stock, in whole or in part, at any time on or after August 14, 2023 at a redemption price equal to $25.00 per share, plus the amount of any accrued and unpaid dividends (whether or not declared).

Holders of the Series C Preferred Stock generally have no voting rights.  However, the affirmative vote of at least two-thirds of the outstanding shares of the Series C Preferred Stock (voting as a separate class) is required to amend the Company’s charter (including the Articles Supplementary classifying and designating the Series C Preferred Stock) in a manner that materially and adversely affects the rights of the holders of the Series C Preferred Stock

If the Company fails to redeem the Series C Preferred Stock by the Mandatory Redemption Date, and such non-compliance remains uncured by the Company on the nine-month anniversary following the Mandatory Redemption Date (a “Failed Redemption”), holders of a majority of the outstanding shares of Series C Preferred Stock shall have the right at any time after such date to elect a majority of the members of the Company’s Board of Directors (the “Board”). The number of directors will be automatically increased to such number as is necessary to enable the holders of Series C Preferred Stock to exercise such right. If, at any time following a Failed Redemption, the Company completes the redemption, the terms of any and all directors elected by the holders of Series C Preferred Stock will automatically expire immediately following such redemption and the number of directors will be automatically decreased by a corresponding number.

In accordance with FASB ASU No. 2017-11, “Distinguishing Liability from Equity” (Topic 480), the Company has classified the Series C Preferred Stock as a liability as it has characteristics that require liability classification.  The Series C Preferred Stock is presented as mandatorily redeemable preferred stock, net of unamortized deferred offering costs, on the Company’s Consolidated Balance Sheets.  Further, the related dividend payments are recorded as a component of interest expense in the Consolidated Statements of Operations.

The Series C Preferred Stock is entitled to a dividend of 7.00% per annum, accruing from the date of issuance, on a cumulative basis, quarterly in arrears.  Dividends continue to accrue even if not authorized, declared or paid.  As of both December 31, 2021 and 2020, accrued, unpaid preferred stock dividends on the Company’s Series C Preferred Stock were $1,575,000 reported in declared dividends and distributions on the Company’s Consolidated Balance Sheets.

31

The Company incurred $3,478,086 in placement agent fees and legal and other professional fees related to the Series C Offering. These costs are recorded as deferred offering costs on the Consolidated Balance Sheets as a direct deduction from the carrying amount of the mandatorily redeemable preferred stock liability and are being amortized using the effective interest method over the mandatory redemption period.

As of both December 31, 2021 and 2020, the Company had 3,600,000 shares of the Series C Preferred Stock issued and outstanding.

For the years ended December 31, 2021 and 2020, the Company amortized $401,907 and $145,372, respectively, of deferred offering costs related to the Series C Preferred Stock in interest expense in the Consolidated Statements of Operations.  Accumulated amortization of the deferred offering costs was $547,279 and $145,372 as of December 31, 2021 and 2020, respectively.

9.	Related Parties

Preferred Stock

In April 2020, the Company issued a total of 350,000 shares of its Series B Preferred Stock to HG Holdings, Inc. for total proceeds of $3,500,000, to partially finance the acquisition of the property located in Birmingham, Alabama.

In June 2020, the Company issued 475,000 shares of its Series B Preferred Stock to HG Holdings, Inc. for total proceeds of $4,750,000, to partially finance the acquisition of the property located in Columbia, South Carolina.

In December 2020, the Company issued 45,000 shares of its Series B Preferred Stock to an investor affiliated with HPCM for total proceeds of $450,000, to partially fund the development project of the property located in Portland, Maine.

In September 2021, the Company issued 250,000 shares of its Series B Preferred Stock to an investor affiliated with HPCM for total proceeds of $2,500,000, to partially fund the development of the property located in Boise, Idaho.

Mezzanine Debt

On August 14, 2020, the Company used a portion of the net proceeds from the Series C Offering to repay all of its outstanding mezzanine debt.

10.	Leases and Tenants

Our rental properties are subject to generally non-cancellable operating leases generating future minimum contractual rent payments due from tenants. Occupancy of the operating properties was at 98% at December 31, 2021 and 2020. Remaining non-cancellable lease terms range from 0.3 to 15.0 years as of December 31, 2021. The future minimum rents for existing leases as of December 31, 2021 are as follows:

Future
Year Ended	Minimum Rents
2022	$12,742,259
2023	11,150,646
2024	10,074,874
2025	9,199,214
2026	9,162,124
Thereafter	28,661,933
Total	$80,991,050

The properties are 98% leased to the United States of America and administered by either the GSA or the occupying agency. At December 31, 2021, the weighted average lease term was 4.9 years if the GSA elects to exercise all of its early termination rights and 8.8 years if none of the early termination rights are exercised by the GSA. Non-cancellable lease maturities range from 2022 to 2037.

32

11.	Stockholders’ Equity

Series A Cumulative Convertible Preferred Stock

In 2016, the Company issued 144,500 shares of its Series A Preferred Stock to various investors in exchange for a total of $3,612,500, or $25.00 per share. The Series A Preferred Stock will automatically convert into common stock upon the occurrence of the Company’s listing on a national securities exchange.  As the listing event did not occur on or prior to March 31, 2020, holders of the Series A Preferred Stock may, at their option, at any time and from time to time after such date, convert all, but not less than all, of their outstanding shares of Series A Preferred Stock into common stock. The shares of Series A Preferred Stock are convertible into common shares in accordance with the following formula:

Conversion Amount = (($25.00*X1) + X2)/$10.00) + 0.2*(($25.00*X1)/$10.00)

where:

“X1” means the number of shares of Series A Preferred Stock held by the applicable holder; and

“X2” means the aggregate accrued but unpaid dividends on the holder’s shares of Series A Preferred Stock as of the applicable conversion date.

On August 21, 2020, the Company offered to repurchase all of its outstanding shares of Series A Preferred Stock for $25.00 per share (the “Repurchase Price”), using a portion of the net proceeds from the Series C Offering (the “Series A Repurchase Offer”). The Repurchase Price was equal to the liquidation preference per share of Series A Preferred Stock. The Series A Repurchase Offer expired on September 11, 2020. The Series A Repurchase Offer was designed to provide liquidity to holders of the Company’s Series A Preferred Stock, for which there is no public market, and to lower the Company’s costs of operations.  The Company repurchased 113,500 shares of Series A Preferred Stock for an aggregate repurchase price of $2,837,500.  As of both December 31, 2021 and 2020, there were 31,000 shares of Series A Preferred Stock outstanding.

Series B Cumulative Convertible Preferred Stock

On March 19, 2019, the Company issued 1,050,000 shares of its Series B Preferred Stock in exchange for total proceeds of $10,500,000, or $10.00 per share. The Series B Preferred Stock will automatically convert into common stock upon the occurrence of the Company’s listing on a national securities exchange.  As the listing event did not occur on or prior to March 31, 2020, holders of the Series B Preferred Stock may, at their option, at any time and from time to time after such date, convert all, but not less than all, of their outstanding shares of Series B Preferred Stock into common stock.  Upon conversion, a holder of shares of Series B Preferred Stock will receive a number of shares of common stock equal to the original issue price of the Series B Preferred Stock (plus any accrued and unpaid dividends) divided by the lesser of (i) $9.10 or (ii) the fair market value of the common stock.

On September 20, 2021, the Company filed Articles Supplementary with the State Department of Assessments and Taxation of Maryland classifying and designating an additional 1,600,000 authorized but unissued shares of Series B Preferred Stock. After giving effect to such Articles Supplementary, the total number of shares of Series B Preferred Stock which the Company has authority to issue is 3,650,000.

During the years ended December 31, 2021 and 2020, the Company issued a total of $2,500,000 and $8,700,000, respectively, of Series B Preferred Stock.  As of December 31, 2021 and 2020, there were 2,300,000 shares and 2,050,000 shares, respectively, of Series B Preferred Stock outstanding.

33

Common Stock

On November 7, 2016, the Company’s offering statement on Form 1-A filed in connection with its securities offering pursuant to Regulation A (the “Regulation A Offering”), was qualified by the SEC. The Regulation A Offering’s minimum and maximum offering amounts were $3,000,000 and $30,000,000, respectively, at an offering price of $10.00 per share. The initial purchase of common stock with respect to the Regulation A Offering occurred on May 18, 2017.  In November 2019, the Regulation A Offering expired and the Company did not file a post-qualification amendment to extend the Regulation A Offering.

In connection with the former asset management agreement (the “Management Agreement”) with Holmwood Capital Advisors, LLC (“HCA”), the Company issued 55,674 shares of common stock to HCA for a total value of $556,739 in satisfaction of the Acquisition Fee (as defined below) due to HCA on March 31, 2020. Refer to Note 13. Commitments and Contingencies for further discussion.

Further, in connection with the termination of the former Management Agreement, the Company issued 51,677 shares of common stock to HCA for a total value of $370,453 on March 31, 2020. Refer to Note 13. Commitments and Contingencies for further discussion.

Equity-Based Stock Awards

On December 31, 2021, the Company granted an aggregate of 13,668 restricted shares of common stock to certain of its non-employee directors valued at $9.22 per share, the estimate fair value per share of the Company’s common stock as of June 30, 2021.  The shares pay dividends on the number of shares issued without regard to the number of shares vested.  For the year ended December 31, 2021, the Company recognized $345 of equity-based compensation related to this grant.  These shares will become fully vested on December 31, 2022.

On December 21, 2020, the Company granted an aggregate of 9,004 restricted shares of common stock to certain of its non-employee directors valued at $9.33 per share, the estimated net asset value per share of the Company’s common stock as of June 30, 2020.  The shares pay dividends on the number of shares issued without regard to the number of shares vested.  For the years ended December 31, 2021 and 2020, the Company recognized $80,549 and $3,452 of equity-based compensation related to this grant, respectively.  These shares vested on December 21, 2021.

Operating Partnership Common Units (“OP Units”)

OP Units are a class of limited partnership interest in the Operating Partnership.  Holders of OP Units have the right to require the Operating Partnership to redeem their OP Units.  The Operating Partnership has the discretion to redeem such OP Units for either (i) an amount of cash per OP Unit equal to the value of one share of the REIT’s common stock, or (ii) shares of the REIT’s common stock at a 1:1 ratio.

As of both December 31, 2021 and 2020, there were 1,118,416 OP Units outstanding.  The Company did not issue any OP Units during the years ended December 31, 2021 and 2020.  In addition, no OP Units were redeemed during the years ended December 31, 2021 and 2020.

Long-Term Incentive Plan Units

LTIP Units are a special class of partnership interest in the Operating Partnership. Each LTIP Unit is convertible into an OP Unit of the Operating Partnership at a 1:1 ratio which can then be further exchanged into shares of the REIT’s common stock at a 1:1 ratio. No LTIP Units were exchanged into OP Units or shares of common stock of the REIT during the years ended December 31, 2021 and 2020.

Pursuant to the Management Agreement, HCA was granted LTIP Units concurrent with each sale of the REIT’s common stock under the Regulation A Offering.  The Company granted a total of 72,215 LTIP Units to HCA at a fair value of $10.00 per share.  The LTIP Units vested over five years unless the Company terminated the Management Agreement with HCA, in which case, the vesting accelerated as of the termination date.  Effective March 31, 2020, the Company terminated the Management Agreement with HCA and HCA’s LTIP Units became fully vested.  As such, the Company recognized the remaining equity-based compensation expense related to these grants during the year ended December 31, 2020 in the amount of $363,501.

34

On December 31, 2021, the Company granted an aggregate of 39,806 LTIP Units to certain officers and directors of the Company that vested immediately upon the grant date.  The fair value of each grant was $9.22 per share, the estimated fair value per share of the Company’s common stock as of June 30, 2021.  For the year ended December 31, 2021, the Company recognized $367,011 of equity-based compensation expense with respect to this grant.

On December 21, 2020, the Company granted an aggregate of 273,198 LTIP Units to certain officers and employees of the Company.  Of the total 273,198 LTIP Units granted, 40,193 LTIP Units vested immediately upon the grant date, 36,052 LTIP Units vest over two years and 196,953 LTIP Units vest over five years.  The fair value of each grant was $9.33 per share, the estimated net asset value per share of the Company’s common stock as of June 30, 2020.  For the years ended December 31, 2021 and 2020, the Company recognized $533,665 and $391,139 of equity-based compensation expense with respect to these grants, respectively.

As of December 31, 2021 and 2020, the Company had granted a total of 378,706 and 345,413 LTIP Units, respectively.  For the years ended December 31, 2021 and 2020, the Company recognized a total of $900,676 and $754,640 of equity-based compensation expense, respectively.

The remaining equity-based compensation expense to be recognized in future periods is approximately $1,563,000.

Dividends and Distributions

During the years ended December 31, 2021 and 2020, the REIT declared dividends on its Series A Preferred Stock of $54,250 and $153,563, respectively. As of both December 31, 2021 and 2020, accrued, unpaid preferred stock dividends on the Series A Preferred Stock were $13,563.

During the years ended December 31, 2021 and 2020, the REIT declared dividends on its Series B Preferred Stock of $2,114,575 and $1,665,628, respectively. As of December 31, 2021 and 2020, accrued, unpaid preferred stock dividends on the Series B Preferred Stock were $575,000 and $503,248, respectively.

During the years ended December 31, 2021 and 2020, the REIT declared dividends on its Series C Preferred Stock of $6,300,000 and $2,414,880, respectively.  As of both December 31, 2021 and 2020, accrued, unpaid preferred stock dividends on the Series C Preferred Stock were $1,575,000.

During the years ended December 31, 2021 and 2020, the REIT declared dividends on its common stock of $862,582 and $845,346, respectively. As of December 31, 2021 and 2020, accrued, unpaid common stock dividends were $215,800 and $216,419, respectively.

During the years ended December 31, 2021 and 2020, the Operating Partnership declared distributions of $805,106 and $692,412 with respect to its OP Units and LTIP Units. As of both December 31, 2021 and 2020, accrued, unpaid distributions were $201,276.

12.	Noncontrolling Interest

The Company’s noncontrolling interest represents the portion of common units in the Company’s Operating Partnership not attributable to the Company. The Company’s noncontrolling interest was 45.8% and 44.1% at December 31, 2021 and 2020, respectively.

Holmwood and HCA owned an aggregate 39.7% and 41.2% of the noncontrolling interest in the Operating Partnership as of December 31, 2021 and 2020, respectively.

35

13.	Commitments and Contingencies

The property located in Port Canaveral, Florida was purchased subject to a ground lease. The ground lease has an extended term of 30 years to 2045 with one 10-year renewal option. The Company made ground lease payments of $77,937 during both the years ended December 31, 2021 and 2020, respectively.

The Company has two parking lot leases in connection with its property located in San Antonio, Texas. These leases commenced on June 1, 2015 and have an initial term of 10 years with two 5-year renewal options. The Company made payments of $18,000 on these leases during the years ended December 31, 2021 and 2020.

The Company has an office lease for its corporate offices in Winston-Salem, North Carolina.  The lease commenced on February 15, 2019 and has a term of 3 years.  The Company made payments of $24,000 on this lease during both the years ended December 31, 2021 and 2020, respectively.

The future minimum rent payments for these leases as of December 31, 2021 are as follows:

Year Ended	Future Minimum Rents
2022	$98,872
2023	95,938
2024	95,938
2025	85,438
2026	77,938
Thereafter	1,475,824
Total	$1,929,948

Management Fees

On March 14, 2019, the Company provided notice to HCA, pursuant to the resolution of the Board, that the Company elected to not renew the Management Agreement with HCA under its terms, effective March 31, 2020 (“Non-Renewal Notice”).  With respect to the Management Agreement, the Company had contracted with HCA to provide asset management, acquisition and leasing services for the Company, subject to the direction and supervision of the Board.

Through March 31, 2020, HCA earned an asset management fee equal to 1.5% of the stockholders’ equity payable, subject to certain adjustments, in arrears and on a quarterly basis. The Company incurred asset management fees of $128,906 for the year ended December 31, 2020.  There were no outstanding asset management fees at December 31, 2020.

Also pursuant to the Management Agreement, HCA earned a fee based on 1% of the acquisition cost (“Acquisition Fee”) of each real estate investment made by HCA on behalf of the Company for services with respect to the identification of an investment, arrangement of the purchase, and coordination of closing. Such fee was payable in common stock or other equity securities of the Company.  HCA’s discretion to provide acquisition services following the Non-Renewal Notice was subject to approval by the Board. No such Acquisition Fees were earned by HCA following the Non-Renewal Notice other than in connection with the Monroe, Louisiana Property, which, as of the Non-Renewal Notice, was subject to a binding agreement to purchase previously executed by HCA.

Pursuant to the terms of the Management Agreement, the Acquisition Fee was to be accrued and unpaid until the earlier of the date on which the Company’s common stock was initially listed with a national securities exchange or on March 31, 2020.  On March 31, 2020, the Company issued to HCA 55,674 shares of common stock of the Company, at a per share price of $10.00, in payment of the Acquisition Fee.

36

In accordance with the terms of the Management Agreement, the Company was required to pay HCA a termination fee upon the effective date of the termination.  The termination fee was calculated as a multiple of the sum of the asset management fees, acquisition fees and leasing fees earned by HCA during the 24-month period ending as of the most recently completed fiscal quarter prior to the effective date of the termination.  The appropriate multiple is dependent on the stockholders’ equity, as defined by the Management Agreement, of the Company at the time of termination.  The Company had the option to pay the termination fee in cash, common stock, or with the consent of HCA, other equity securities of the Company or Operating Partnership, including without limitation LTIP Units, or a combination thereof. On March 31, 2020, the Management Agreement with HCA terminated.  In connection with the termination, the Company paid HCA a total termination fee of $1,645,453.  The termination fee payable was satisfied with $1,275,000 in cash and $370,453 in shares of common stock of the Company at a per share price of $7.17 for a total of 51,667 shares.

The Company contracts with third party property managers to provide property management services at its properties.  The third-party property management fee is due and payable on a monthly basis at the beginning of each month.  The Company incurred third party property management fees of $259,192 and $234,552 for the years ended December 31, 2021 and 2020, respectively.  Accrued third party property management fees were $9,774 at December 31, 2020.  There were no accrued third party property management fees as of December 31, 2021.

Legal Proceedings

The Company can be party to or otherwise be involved in legal proceedings arising in the normal and ordinary course of business. Other than the following, we are not aware of any proceeding, threatened or pending, against us which, if determined adversely, would have a material effect on our business, results of operations, cash flows or financial position.

On May 14, 2020, HCA and Holmwood filed suit in the Delaware Chancery Court against the REIT and the Operating Partnership. The suit alleges that the Company: (1) improperly calculated the termination fee and other amounts due to HCA under its Management Agreement with the Company; (2) improperly paid portions of the termination fee and other amounts in common stock (as opposed to other common equity interests in the Company); (3) failed to repay loans allegedly made to the Company by the plaintiffs; and, (4) improperly denied HCA powers granted by the Management Agreement to control the day-to-day business and affairs of the REIT and the Operating Partnership. The suit also alleges that the Company cannot recoup certain expenses to which the Company claims entitlement. The Company intends to vigorously defend against the claims and has brought counterclaims in the matter. Because the litigation is in its very early stages, at this time, the Company cannot estimate the financial impact of the litigation on the Company, if any.

14.	Subsequent Events

The Company evaluates events that have occurred after the balance sheet date but before the consolidated financial statements are issued. Based upon the evaluation, the Company did not identify any recognized or non-recognized subsequent events that would have required adjustment or disclosure in the consolidated financial statements, other than listed below.

Dividends and Distributions

On January 5, 2022, the REIT and the Operating Partnership paid accrued common dividends, preferred dividends and distributions of $201,041, $2,163,563 and $191,347, respectively.

On March 25, 2022, the Company declared a dividend on its Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock and common stock of $0.4375, $0.25, $0.4375 and $0.1375 per share for stockholders of record on March 25, 2022, respectively. The aggregate dividend of $2,366,483 was paid on April 5, 2022.

On March 25, 2022, the Operating Partnership declared an aggregate distribution of $214,379 with respect to its OP Units and LTIP Units, representing $0.1375 per unit for holders of record on March 25, 2022. The aggregate distribution was paid on or around April 8, 2022.

37

Item 8. Exhibits

The following exhibits are filed as part of this annual report on Form 1-K:

Exhibit Number	Description

2.1	Articles of Incorporation of HC Government Realty Trust, Inc., incorporated by reference to Exhibit 2.1 to the Company’s Offering Statement on Form 1-A filed on June 15, 2016
2.2	Articles Supplementary of HC Government Realty Trust, Inc., incorporated by reference to Exhibit 2.2 to the Company’s Offering Statement on Form 1-A filed on June 15, 2016
2.3	Articles Supplementary of HC Government Realty Trust, Inc., incorporated by reference to Exhibit 1.1 to the Company’s Current Report on Form 1-U filed on March 19, 2019
2.4	Articles Supplementary of HC Government Realty Trust, Inc., incorporated by reference to Exhibit 2.1 to the Company’s Current Report on Form 1-U filed on August 18, 2020
2.5*	Articles Supplementary of HC Government Realty Trust, Inc. increasing the number of authorized shares of the 10.00% Series B Cumulative Convertible Preferred Stock of HC Government Realty Trust, Inc.
2.6	Amended and Restated Bylaws of HC Government Realty Trust, Inc., incorporated by reference to Exhibit 1.2 to the Company’s Current Report on Form 1-U filed on March 19, 2019
2.7*	Amendment to Amended and Restated Bylaws of HC Government Realty Trust, Inc.
2.8

Certificate of Correction to the Articles Supplementary classifying and designating the 7.00% Series A Cumulative Convertible Preferred Stock of HC Government Realty Trust, Inc., incorporated by reference to Exhibit 2.6 to the Company’s Annual Report on Form 1-K filed on April 2, 2021

2.9

Certificate of Correction to the Articles Supplementary classifying and designating the 10.00% Series B Cumulative Convertible Preferred Stock of HC Government Realty Trust, Inc., incorporated by reference to Exhibit 2.7 to the Company’s Annual Report on Form 1-K filed on April 2, 2021

4.1	Form of Subscription Agreement, incorporated by reference to Exhibit 4.1 to the Company’s Current Report on Form 1-U filed on December 21, 2017
4.2	Form of Series B Preferred Stock Subscription Agreement, incorporated by reference to Exhibit 4.1 to the Company’s Current Report on Form 1-U filed on March 19, 2019
4.3	Form of Common Stock Subscription Agreement, incorporated by reference to Exhibit 4.2 to the Company’s Current Report on Form 1-U filed on March 19, 2019
4.4	Form of Series C Preferred Stock Subscription Agreement, incorporated by reference to Exhibit 4.1 to the Company’s Current Report on Form 1-U filed on August 18, 2020
6.1	Agreement of Limited Partnership of HC Government Realty Holdings, L.P., incorporated by reference to Exhibit 6.1 to the Company’s Offering Statement on Form 1-A filed on June 15, 2016
6.2

First Amendment to the Agreement of Limited Partnership of HC Government Realty Holdings, L.P., incorporated by reference to Exhibit 6.2 to the Company’s Offering Statement on Form 1-A filed on June 15, 2016

6.3	Limited Liability Company Agreement of Holmwood Portfolio Holdings, LLC, incorporated by reference to Exhibit 6.3 to the Company’s Offering Statement on Form 1-A filed on June 15, 2016
6.4

Contribution Agreement by and between Holmwood Capital, LLC and HC Government Realty Holdings, L.P., incorporated by reference to Exhibit 6.4 to the Company’s Pre-Qualification Amendment No. 2 to its Offering Statement on Form 1-A filed on September 16, 2016

6.5

Form of Tax Protection Agreement by and between Holmwood Capital, LLC and HC Government Realty Holdings, L.P., incorporated by reference to Exhibit 6.5 to the Company’s Pre-Qualification Amendment No. 1 to its Offering Statement on Form 1-A filed on July 29, 2016

6.6

Form of Registration Rights Agreement by and between Holmwood Capital, LLC and HC Government Realty Trust, Inc., incorporated by reference to Exhibit 6.6 to the Company’s Pre-Qualification Amendment No. 4 to its Offering Statement on Form 1-A filed on October 24, 2016

6.7

Form of Registration Rights Agreement by and between Holmwood Capital Advisors, LLC and HC Government Realty Trust, Inc., incorporated by reference to Exhibit 6.7 to the Company’s Pre-Qualification Amendment No. 4 to its Offering Statement on Form 1-A filed on October 24, 2016

6.8

Management Agreement by and among Holmwood Capital Advisors, LLC, HC Government Realty Trust, Inc. and HC Government Realty Holdings, L.P., incorporated by reference to Exhibit 6.8 to the Company’s Offering Statement on Form 1-A filed on June 15, 2016

38

6.9	Form of Independent Director Agreement, incorporated by reference to Exhibit 6.9 to the Company’s Offering Statement on Form 1-A filed on June 15, 2016
6.10	Form of Independent Director Indemnification Agreement, incorporated by reference to Exhibit 6.10 to the Company’s Offering Statement on Form 1-A filed on June 15, 2016
6.11

Form of Officer/Director Indemnification Agreement, incorporated by reference to Exhibit 6.11 to the Company’s Pre-Qualification Amendment No. 1 to its Offering Statement on Form 1-A filed on July 29, 2016

6.12

2016 HC Government Realty Trust, Inc. Equity Incentive Plan, incorporated by reference to Exhibit 6.12 to the Company’s Pre-Qualification Amendment No. 4 to its Offering Statement on Form 1-A filed on October 24, 2016

6.13

First Amendment to Contribution Agreement by and between Holmwood Capital, LLC and HC Government Realty Holdings, L.P., dated as of June 10, 2016, incorporated by reference to Exhibit 6.25 to the Company’s Pre-Qualification Amendment No. 2 to its Offering Statement on Form 1-A filed on September 16, 2016

6.14

Second Amendment to Contribution Agreement by and between Holmwood Capital, LLC and HC Government Realty Holdings, L.P., dated as of May 26, 2017, incorporated by reference to Exhibit 6.1 to the Company’s Current Report on Form 1-U filed on June 2, 2017

6.15	First Amendment to 2016 HC Government Realty Trust, Inc. Equity Incentive Plan, incorporated by reference to Exhibit 6.15 to the Company’s Annual Report on Form 1-K filed on April 2, 2021
6.15.1*	Second Amendment to 2016 HC Government Realty Trust, Inc. Equity Incentive Plan
6.16

Second Amendment to the Amended and Restated Limited Partnership Agreement of HC Government Realty Holdings, L.P., dated March 14, 2019, incorporated by reference to Exhibit 6.1 to the Company’s Current Report on Form 1-U filed on March 19, 2019

6.17

Loan Agreement, dated March 19, 2019, by and between HC Government Holdings, L.P., the Lenders Party thereto and HCM Agency, LLC, as Collateral Agent, incorporated by reference to Exhibit 6.2 to the Company’s Current Report on Form 1-U filed on March 19, 2019

6.18

Holding Company Guaranty Agreement, dated March 19, 2019, by HC Government Realty Trust, Inc. and Holmwood Portfolio Holdings, LLC for the benefit of HCM Agency, LLC, as Collateral Agent and the Lenders, incorporated by reference to Exhibit 6.3 to the Company’s Current Report on Form 1-U filed on March 19, 2019

6.19

Security and Pledge Agreement, dated March 19, 2019, by and among HC Government Realty Holdings, L.P., Holmwood Portfolio Holdings, LLC, HC Government Realty Trust, Inc., HCM Agency, LLC, as Collateral Agent and the Lenders, incorporated by reference to Exhibit 6.4 to the Company’s Current Report on Form 1-U filed on March 19, 2019

6.20*

Credit Agreement, dated December 3, 2021, by and among HC Government Realty Holdings, L.P., as Borrower, HC Government Realty Trust, Inc, Holmwood Portfolio Holdings, LLC and certain subsidiaries of HC Government Realty Holdings, L.P., as Guarantors, KeyBank National Association, as syndication agent and administrative agent, KeyBanc Capital Markets, Inc., as sole bookrunner and lead arranger, and the lenders from time to time party thereto

6.21

Second Amendment to Loan Agreement, dated October 22, 2019, by and between HC Government Holdings, L.P., the Lenders Party thereto and HCM Agency, as Collateral Agent, incorporated by reference to Exhibit 6.21 to the Company’s Annual Report on Form 1-K filed on April 3, 2020

6.22

Third Amendment to the Agreement of Limited Partnership of HC Government Realty Holdings, L.P., dated August 12, 2020, incorporated by reference to Exhibit 4.1 to the Company’s Current Report on Form 1-U filed on August 18, 2020

6.23*	Fourth Amendment to the Agreement of Limited Partnership of HC Government Realty Holdings, L.P., dated September 20, 2021
8.1

Form of Escrow Agreement by and among Branch Banking & Trust Company, HC Government Realty Trust, Inc., and Orchard Securities, LLC, incorporated by reference to Exhibit 8.1 to the Company’s Pre-Qualification Amendment No. 4 to its Offering Statement on Form 1-A filed on October 24, 2016

8.2

Assignment of Escrow Agreement by and among HC Government Realty Trust, Inc., Branch Banking & Trust Company, Orchard Securities, LLC and SANDLAPPER Securities, LLC, dated as of April 10, 2017, incorporated by reference to Exhibit 8.1 to the Company’s Current Report on Form 1-U filed on April 25, 2017

8.3

Assignment of Escrow Agreement by and among HC Government Realty Trust, Inc., Branch Banking & Trust Company, Boustead Securities, LLC and SANDLAPPER Securities, LLC, dated as of December 20, 2017, incorporated by reference to Exhibit 8.1 to the Company’s Current Report on Form 1-U filed on December 21, 2017.

* Filed herewith.

39

SIGNATURES

Pursuant to the requirements of Regulation A, the issuer has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized, on April 28, 2022.

HC GOVERNMENT REALTY TRUST, INC.

By:	/s/ Steven A. Hale II
Steven A. Hale II
Chairman and Chief Executive Officer

Pursuant to the requirements of Regulation A, this report has been signed by the following persons in the capacities and on the dates indicated.

Name	Title	Date

/s/ Steven A. Hale II	Chairman and Chief Executive Officer	April 28, 2022
Steven A. Hale II	(principal executive officer)

/s/ Jacqlyn Piscetelli	Chief Financial Officer, Treasurer and Secretary	April 28, 2022
Jacqlyn Piscetelli	(principal financial officer and principal accounting officer)

/s/ Brad G. Garner	Director	April 28, 2022
Brad G. Garner

/s/ Jeffrey S. Stewart	Director	April 28, 2022
Jeffrey S. Stewart

/s/ Anthony J. Sciacca, Jr.	Director	April 28, 2022
Anthony J. Sciacca, Jr.

/s/ John Linker	Director	April 28, 2022
John Linker

40